Exhibit 2(b)(6)

EXECUTION COPY

US $250,000,000

LOAN AGREEMENT

Dated as of September 30, 2004

among

GRUMA, S.A. de C.V.,

as Borrower,

and

BARCLAYS CAPITAL,

The Investment Banking
division of Barclays Bank PLC,
as Administrative Agent and Joint Bookrunner,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK
B.A.,

as Joint Bookrunner

and

The Several Banks Party Hereto,

as Banks

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.01	Certain Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Principles
ARTICLE II	THE LOANS
2.01	Commitments to Make the Loans
2.02	Evidence of Indebtedness
2.03	Procedure for Borrowing
2.04	Continuation and Conversion Elections
2.05	Prepayments
2.06	Termination or Reduction of Commitments; Conversion to Term Loans
2.07	Repayment of the Loans
2.08	Interest
2.09	Fees
2.10	Computation of Interest and Fees
2.11	Payments by the Company
2.12	Payments by the Banks to the Administrative Agent
2.13	Sharing of Payments, Etc.
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs and Reduction of Return
3.05	Funding Losses
3.06	Reserves on Loans
3.07	Certificates of Banks
3.08	Change of Lending Office
3.09	Substitution of Bank
3.10	Survival

i

ARTICLE IV	CONDITIONS PRECEDENT
4.01	Conditions to Effectiveness
4.02	Conditions to All Borrowings
ARTICLE V	REPRESENTATIONS AND WARRANTIES
5.01	Corporate Existence and Power
5.02	Corporate Authorization; No Contravention
5.03	No Additional Governmental Authorization
5.04	Binding Effect
5.05	Litigation
5.06	Financial Information; No Material Adverse Effect; No Default
5.07	Pari Passu
5.08	Taxes
5.09	Environmental Matters
5.10	Compliance with Social Security Legislation, Etc.
5.11	Assets; Patents; Licenses, Etc.
5.12	Subsidiaries
5.13	Commercial Acts
5.14	Proper Legal Form
5.15	Full Disclosure
5.16	Investment Company Act
5.17	Margin Regulations
5.18	ERISA Compliance
ARTICLE VI	AFFIRMATIVE COVENANTS
6.01	Financial Statements and Other Information
6.02	Notice of Default and Litigation
6.03	Maintenance of Existence; Conduct of Business
6.04	Insurance
6.05	Maintenance of Governmental Approvals
6.06	Use of Proceeds
6.07	Application of Cash Proceeds from Sales and Other Dispositions

6.08	Payment of Obligations
6.09	Pari Passu
6.10	Compliance with Laws
6.11	Maintenance of Books and Records
6.12	Subordination of Indebtedness to Gruma Corp
6.13	Further Assurances
ARTICLE VII	NEGATIVE COVENANTS
7.01	Negative Pledge
7.02	Investments
7.03	Mergers, Consolidations, Sales and Leases
7.04	Restricted Payments
7.05	Limitations on Ability to Prohibit Dividend Payments by Subsidiaries
7.06	Limitation on Incurrence of Indebtedness by Subsidiaries
7.07	Transactions with Affiliates
7.08	No Subsidiary Guarantees of Certain Indebtedness
7.09	Interest Coverage Ratio
7.10	Maximum Leverage Ratio
ARTICLE VIII	EVENTS OF DEFAULT
8.01	Events of Default
8.02	Remedies
8.03	Rights Not Exclusive
ARTICLE IX	THE ADMINISTRATIVE AGENT
9.01	Appointment and Authorization
9.02	Delegation of Duties
9.03	Liability of Administrative Agent
9.04	Reliance by Administrative Agent
9.05	Notice of Default
9.06	Credit Decision
9.07	Indemnification

9.08	Administrative Agent in Individual Capacity
9.09	Successor Administrative Agent
9.10	The Joint Bookrunners and Arrangers
ARTICLE X	MISCELLANEOUS
10.01	Amendments and Waivers
10.02	Notices
10.03	No Waiver; Cumulative Remedies
10.04	Costs and Expenses
10.05	Indemnification by the Company
10.06	Payments Set Aside
10.07	Successors and Assigns
10.08	Assignments, Participations, Etc.
10.09	Confidentiality
10.10	Set-off
10.11	Notification of Addresses, Lending Offices, Etc.
10.12	Counterparts
10.13	Severability
10.14	Governing Law
10.15	Consent to Jurisdiction; Waiver of Jury Trial
10.16	Waiver of Immunity
10.17	Payment in Dollars; Judgment Currency
ARTICLE XI	THE JOINT BOOKRUNNERS
11.01	The Joint Bookrunners
11.02	Liability of Joint Bookrunners
11.03	Joint Bookrunners in their respective Individual Capacities
11.04	Credit Decision

Schedule 1.01
Schedule 5.05
Schedule 5.12(a)
Schedule 5.12(b)
Schedule 7.01
Schedule 10.02

EXHIBIT A
EXHIBIT B
EXHIBIT C-1
EXHIBIT C-2
EXHIBIT D
EXHIBIT E
EXHIBIT F
EXHIBIT G

v

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of September 30, 2004, among GRUMA, S.A. de C.V., a sociedad anonima de capital variable organized under the laws of Mexico (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks” and individually, a “Bank”), BARCLAYS CAPITAL, the Investment Banking Division of BARCLAYS BANK PLC, as Administrative Agent for the Banks (the “Administrative Agent”) and Joint Bookrunner, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (“Rabobank”), as Joint Bookrunner (together with BARCLAYS CAPITAL, the “Joint Bookrunners”).

WHEREAS, the Company desires to obtain Loans from the Banks in an aggregate principal amount of up to US$250,000,000; and

WHEREAS, the Banks are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to make such Loans to the Company;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01         Certain Defined Terms.  As used in this Agreement and in any Schedules and Exhibits to this Agreement, the following terms have the following meanings:

“Administrative Agent” means Barclays Capital in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent appointed pursuant to Section 9.09.

“Administrative Agent’s Payment Office” means the address for payments set forth on the signature pages hereto, or such other address as the Administrative Agent may from time to time specify to the other parties hereto.

“Administrative Questionnaire” means an administrative details form supplied by the Administrative Agent or the Joint Bookrunners and completed by a Bank.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan Agreement, as from time to time amended, supplemented, restated or otherwise modified.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest most recently announced by Barclays as its “prime rate” and (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 0.50%. The “prime rate” is a rate set by Barclays based upon various factors, including Barclays’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Barclays shall take effect at the opening of business on the day specified in the public announcement of such change.

“Applicable Margin” means the margin, expressed as an interest rate per annum, to be added to the rate of interest selected by the Company in respect of the Loans as set forth below:

(a)           from and including the Closing Date, to but excluding the third anniversary of the Closing Date, the Applicable Margin shall mean a rate per annum equal to 0.55%;

(b)           from and including the third anniversary of the Closing Date, to and including the Maturity Date, the Applicable Margin shall mean a rate per annum equal to 0.65%.

“Assignee” has the meaning specified in Section 10.08(a).

“Assignment and Acceptance” has the meaning specified in Section 10.08(a).

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel, and, without duplication, the allocated cost of internal legal services and all reasonable and documented disbursements of internal counsel.

“Bank” has the meaning specified in the introductory clause hereto, and includes each Substitute Bank and each Assignee which becomes a Bank pursuant to Section 10.08.

“Barclays” means Barclays Bank PLC.

“Barclays Capital” means Barclays Bank PLC, acting through its investment banking division, Barclays Capital.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate of interest per annum determined by reference to the Alternate Base Rate.

“Borrowing” means any borrowing hereunder consisting of Loans to the Company of the same type made on the same day by the Banks under Article II, and, in the case of LIBOR Loans, having the same Interest Period.

“Borrowing Date” means any date of any Borrowing of Loans as specified in the relevant Notice of Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Mexico City, Mexico are authorized or required by law or administrative rule to close and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any general guideline, request or directive of any central bank or other Governmental Authority, or any other law rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means the amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets related to the Company’s Core Business which, in accordance with Mexican GAAP, would be classified as capital expenditures.

“Cash Equivalent Investment” means, at any time:

(a)           any direct obligation of (or unconditionally guaranteed by) the United States of America or a State thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America or a State thereof, any OECD country or other foreign government in a jurisdiction in which the Company or any of its Subsidiaries currently has or could have operations) maturing not more than one year after such time;

(b)           commercial paper maturing not more than 270 days from the date of issue, which is issued by either:

(i)            any corporation rated A-l or higher by S&P or P-l or higher by Moody’s, or

(ii)           any Bank (or its holding company); or

(c)           any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than US$500,000,000.

“Closing Date” means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all the Banks.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Bank, its Term Commitment and its Revolving Commitment.

“Company” has the meaning specified in the introductory clause hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any Measurement Period, for the Company and its Consolidated Subsidiaries, an amount equal to the sum of (a) consolidated operating income (determined in accordance with Mexican GAAP) and (b) the amount of depreciation and amortization expense deducted in determining such consolidated operating income.

“Consolidated Interest Charges” means, for any Measurement Period, for the Company and its Consolidated Subsidiaries, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Company and its Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with Mexican GAAP, and (b) the portion of rent expense of the Company and its Consolidated Subsidiaries with respect to such period under capital or financial leases that is treated as interest in accordance with Mexican GAAP.

“Consolidated Net Worth” means, at any time, all amounts which, in accordance with Mexican GAAP, would be included under shareholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Subsidiary” means, with respect to the Company, any Subsidiary or other entity the accounts of which would, under Mexican GAAP, be consolidated with those of the Company in the consolidated financial statements of the Company and, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Continuation/Conversion Date” means any date on which, under Section 2.04, the Company converts the Loans from one type to the other, or continues the Loans as the same type. In the case of a LIBOR Loan, the Continuation/Conversion Date must be the last day of any Interest Period for such LIBOR Loan.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Business” means, with respect to the Company and its Subsidiaries, the production and distribution of corn flour, the production and distribution of tortillas and other related products, the production and distribution of wheat flour and any other food related business in which the Company and its Subsidiaries are engaged in, or may engage in, from time to time.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, the making of a determination, or any combination thereof, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, other than in the ordinary course of business, including any sale, assignment, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that any financing involving, or secured by, the future sale of accounts receivable (or any similar financing transaction) will not be considered to be a sale or disposition in the ordinary course of business.

“Dollars” and “US$” each means lawful money of the United States.

“Environmental Laws” means all federal, national, state, provincial, departmental, municipal, local and foreign laws, including common law, statutes, rules, regulations, ordinances, normas técnicas (technical standards) and codes, together with all orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder by any Governmental Authority having jurisdiction over the Company, its Subsidiaries or their respective properties, in each case relating to environmental, health and safety, natural resources or land use matters.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended, and any successor statute thereto, as interpreted by the rules, and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes the Company and that is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of, a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Existing Facility” means the US$300,000,000 Loan Agreement, as amended, modified, supplemented or restated, dated as of December 18, 2002, among the Company, the several banks party thereto, Bank of America, as Administrative Agent, Banc of America Securities, LLC, as Lead Arranger and Sole Book Manager and the Arrangers named therein.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Barclays on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Gimsa” means Grupo Industrial Maseca, S.A. de C.V.

“Governmental Authority” means, with respect to any Person, any nation or government, any state, province or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity or branch of power exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising such functions and owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing having jurisdiction over such Person.

“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including an aval and any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“IMSS” means the Instituto Mexicano del Seguro Social of Mexico.

“Indebtedness” of any Person means at any date, without duplication:

(a)           any obligation of such Person in respect of borrowed money, any obligation of such Person evidenced by bonds, notes, debentures or similar instruments;

(b)           any obligation of such Person in respect of a lease or hire purchase contract which would, under Mexican GAAP (or, in the case of Persons organized under the laws of any State of the United States, US GAAP), be treated as a financial or capital lease;

(c)           any indebtedness of others secured by a Lien on any asset of such Person, whether or not such indebtedness is assumed by such Person;

(d)           any obligations of such Person to pay the deferred purchase price of fixed assets or services if such deferral extends for a period in excess of 60 days and with respect to the Company shall include guarantees by the Company of obligations of third parties unrelated to the Company’s existing Core Business as of the date hereof; and

(e)           all Guaranty Obligations of such Person in respect of the foregoing;

provided, however, that the following liabilities shall be explicitly excluded from the definition of the term “Indebtedness”:

(i)            trade accounts payable, including any obligations in respect of letters of credit that have been issued in support of trade accounts payable;

(ii)           expenses that accrue and become payable in the ordinary course of business;

(iii)          customer advance payments and customer deposits received in the ordinary course of business; and

(iv)          obligations for ad valorem taxes, value added taxes, or any other taxes or governmental charges.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“INFONAVIT” means Instituto Nacional del Fondo de Vivienda para los Trabajadores of Mexico.

“Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Interest Charges.

“Interest Payment Date” means (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter, the date of any repayment or prepayment of the principal of such Loan and the Maturity Date.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date of such LIBOR Loan (including conversions, extensions or renewals) and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Continuation/Conversion; provided, however, that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period is to end) shall end on the last Business Day of the calendar month in which such Interest Period is to end;

(c)           no Interest Period shall extend beyond a Principal Payment Date; and

(d)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” in the Administrative Questionnaire, as from time to time amended, or such other office or offices as such Bank may from time to time notify the Company and the Administrative Agent.

“LIBOR” means for any Interest Period with respect to any LIBOR Rate Loan:

(a)           the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Telerate Page 3750 (or any successor or equivalent thereto) as the London interbank offered rate for deposits in Dollars with a term comparable to such Interest Period, determined as of approximately two Business Days prior to the first day of such Interest Period with respect to any Interest Period (the “Determination Date”), or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) equal to the rate determined by the Administrative Agent to be the London Interbank offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term comparable to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Determination Date, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent as the rate per annum that deposits in Dollars for delivery on the first day of such Interest Period quoted by Barclays to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) on the relevant Determination Date in an amount approximately equal to the principal amount of the Loans to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to LIBOR.

“Lien” means any security interest, mortgage, deed of trust, pledge, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property.

“Loan” means a Term Loan or a Revolving Loan.

“Loan Documents” means this Agreement, the Notes, the Notice of Borrowing, and each Notice of Continuation/Conversion, Assignment and Acceptance Agreement, the Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as such Loan Document may be amended, supplemented or otherwise amended from time to time.

“Majority Banks” means at any time Banks then holding at least 51% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 51% of the Commitments.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), properties or condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

“Material Subsidiary” means, at any time, any Subsidiary of the Company that meets any of the following conditions:

(a)           the Company’s and its Subsidiaries’ investments in or advances to such Subsidiary exceed 10% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(b)           the Company’s and its Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year; or

(c)           the Company’s and its Subsidiaries’ equity in the earnings before income tax and employee statutory profit sharing of such Subsidiary exceeds 10% of such earnings of the Company and its Consolidated Subsidiaries as of the end of the Company’s most recently completed Fiscal Year, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such Subsidiary and the then latest audited consolidated financial statements of the Company and its Subsidiaries.

“Maturity Date” means the fifth anniversary of the Closing Date, or if such day is not a Business Day, the next succeeding Business Day.

“Maximum Leverage Ratio” means, as of the end of the most recently completed Fiscal Quarter, the ratio of (a) Total Funded Debt of the Company and its Consolidated Subsidiaries on such day to (b) Consolidated EBITDA of the Company and its Consolidated Subsidiaries determined for the relevant Measurement Period.

“Measurement Period” means any period of four consecutive Fiscal Quarters of the Company, ending with the most recently completed Fiscal Quarter, taken as one accounting period.

“Mexican GAAP” means accounting principles and practices generally accepted in Mexico.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Note” means a Revolving Note or a Term Note.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Continuation/Conversion” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Administrative Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Currency” has the meaning set forth in Section 10.17(b).

“Other Taxes” means, with respect to any Person, any present or future stamp, court or documentary taxes or any other excise or property taxes, or charges, imposts, duties, fees or similar levies which arise from any payment made hereunder or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document and which are actually imposed, levied, collected or withheld by any Governmental Authority.

“Participant” has the meaning specified in Section 10.08(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any ERISA Affiliate.

“Principal Payment Date” means each of April 5, 2008, October 5, 2008, April 5, 2009, and the Maturity Date.

“Process Agent” has the meaning specified in Section 10.15(d).

“Property” means any asset, revenue or any other property, whether tangible or intangible, including any right to receive income.

“Pro Rata Share” means with respect to each Bank its Term Pro Rata Share or its Revolving Pro Rata Share, as applicable.

“Register” has the meaning set forth in Section 10.08(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or order, decree or other determination of an arbitrator or a court or other Governmental Authority, including any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer or the president of the Company, or the general manager or any other officer having substantially the same authority and responsibility or the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any shares of capital stock of the Company or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or of any option, warrant or other right to acquire any such shares of capital stock.

“Revolving Availability Period” means the period commencing on, and including, the Closing Date and ending on, but excluding, the Maturity Date.

“Revolving Commitment” means, with respect to each Bank, the obligation of such Bank to make Revolving Loans to the Company hereunder in a principal amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.01 under the heading “Revolving Commitments,” as the same may be adjusted pursuant to Section 2.06 hereof.  “Revolving Commitments” means the aggregate amount of the Revolving Commitment of all Banks.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Loan Percentage” means, with respect to each Bank, a fraction (expressed as a decimal, rounded to the fourth decimal place), the numerator of which is the aggregate principal amount of the outstanding Revolving Loans of such Bank and the denominator of which is the aggregate principal amount of all outstanding Revolving Loans.

“Revolving Note” means a promissory note of the Company payable to a Bank, in the form of Exhibit C-2 (as such promissory note may be replaced from time to time) evidencing the Indebtedness of the Company to such Bank resulting from such Bank’s Revolving Loans, and also means all other promissory notes evidencing Revolving Loans accepted from time to time in substitution therefor.

“Revolving Pro Rata Share” means, with respect to each Bank, a fraction (expressed as a decimal, rounded to the fourth decimal place) the numerator of which is the Revolving Commitment of such Bank at the time and the denominator of which is the Revolving Commitments of the Banks.  The initial Revolving Pro Rata Share for each Bank is the Pro Rata Share set forth as such opposite the name of such Bank on Schedule 1.01.

“S&P” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc. and its successors.

“SAR” means Sistema de Ahorro para el Retiro of Mexico.

“Subsidiary” of a Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the

Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Substitute Bank” means a commercial bank (i) registered with the Ministry of Finance for purposes of Article 195 of the Mexican Income Tax Law and (ii) resident (or having its principal office as a resident if lending through a branch or agency) for tax purposes in a jurisdiction (or a branch or agency of a financial institution that is a resident of a jurisdiction) that is party to an income tax treaty with Mexico that is in effect on the date of substitution, acceptable to the Company and the Administrative Agent, each of whose consent will not be unreasonably withheld (including a bank that is already a Bank hereunder) that assumes the Commitment of a Bank, or is an assignee of the Loan of a Bank, pursuant to the terms of this Agreement.

“Taxes” means any and all present or future taxes, duties, levies, assessments, imposts, deductions, withholdings or similar charges, and all liabilities with respect thereto, including any related interest or penalties, imposed by Mexico or any political subdivision or taxing authority thereof or therein or by any jurisdiction from which the Company shall make any payment hereunder or under the Notes, excluding, however, income, real property, franchise or similar taxes imposed on the Administrative Agent or any Bank by a jurisdiction as a result of the Administrative Agent or such Bank being organized under the laws of such jurisdiction or being a resident of such jurisdiction to which income under this Agreement is attributable or having a permanent establishment in such jurisdiction or its Lending Office being located in such jurisdiction.

“Term Availability Termination Date” means the date that is the earlier of five Business Days after the Closing Date and 14 days after the date of execution of this Agreement.

“Term Commitment” means with respect to each Bank, the obligation of such Bank to make a Term Loan to the Company hereunder in the principal amount set forth opposite such Bank’s name on Schedule 1.01 under the heading “Term Commitments.” “Term Commitments” means the aggregate amount of Term Commitments of all Banks.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Percentage” means, with respect to each Bank, a fraction (expressed as a decimal, rounded to the fourth decimal place), the numerator of which is the aggregate principal amount of the outstanding Term Loan of such Bank and the denominator of which is the aggregate principal amount of all outstanding Term Loans.

“Term Note” means a promissory note of the Company payable to a Bank, in the form of Exhibit C-1 (as such promissory note may be replaced from time to time), evidencing the Indebtedness of the Company to such Bank resulting from such Bank’s Term Loans, and also means all other promissory notes accepted from time to time in substitution therefore.

“Term Pro Rata Share” means, with respect to each Bank, a fraction (expressed as a decimal, rounded to the fourth decimal place) set forth as such opposite the name of such Bank on Schedule 1.01.

“Total Funded Debt” means, at any time, without duplication, the outstanding principal balance of all Indebtedness for borrowed money of the Company and its Consolidated Subsidiaries and guarantees by the Company of obligations of third parties unrelated to the Company’s Core Business.

“type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” each means the United States of America.

“US GAAP” means generally accepted accounting principles in the United States.

1.02         Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The terms “including” and “include” are not limiting and mean “including without limitation” and “include without limitation”.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each means “to but excluding”, and the word “through” means “to and including”.

(e)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03         Accounting Principles.

(a)           Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with Mexican GAAP, consistently applied.

(b)           References herein to “Fiscal Year” and “Fiscal Quarter” refer to such fiscal periods of the Company.

ARTICLE II
THE LOANS

2.01         Commitments to Make the Loans.

(a)           (i)            Each Bank, severally and not jointly with the other Banks, agrees, on the terms and subject to the conditions hereinafter set forth, to make a term loan in Dollars (each such loan, a “Term Loan”) to the Company in a single disbursement on any Business Day on or prior to the Term Availability Termination Date, in a principal amount not to exceed such Bank’s Term Commitment.

(ii)           No amounts prepaid or repaid with respect to any Term Loan may be reborrowed.

(iii)          The Term Loans shall be made from the Banks ratably in accordance with their Term Pro Rata Shares.

(b)           (i)            Each Bank, severally and not jointly with the other Banks, agrees, on the terms and subject to the conditions hereinafter set forth, to make revolving loans in Dollars (each such loan, a “Revolving Loan”) to the Company from time to time, on any Business Day during the Revolving Availability Period, in an aggregate principal amount not to exceed at any time outstanding such Bank’s Revolving Commitment for the purposes hereinafter set forth; provided, however, that after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Revolving Commitments then in effect.

(ii)           Within the limits of each Bank’s Revolving Commitment, and subject to the other terms and conditions hereof, Revolving Loans may consist of Base Rate Loans or LIBOR Loans, or a combination thereof, as the Company may request, and may be repaid, prepaid and reborrowed in accordance with the provisions hereof.

(iii)          The Revolving Loans shall be made from the Banks ratably in accordance with their Revolving Pro Rata Shares.

(c)           If any Loan shall be made on the Closing Date or within three (3) Business Days thereafter such Loan may be a LIBOR Loan only if the Company delivers to the Administrative Agent a funding indemnity letter in form and substance satisfactory to the Administrative Agent.

2.02         Evidence of Indebtedness.

(a)           Each Bank’s Term Loan shall be evidenced by a Term Note payable to the order of such Bank in a principal amount equal to such Bank’s Term Loan, maturing on the Maturity Date.

(b)           Each Bank’s Revolving Loans shall be evidenced by a Revolving Note payable to the order of such Bank in a principal amount equal to such Bank’s Revolving Commitment, maturing on the Maturity Date.

(c)           It is the intent of the Company that the Term Notes and the Revolving Notes qualify as a pagaré under Mexican Law.  To the extent of any inconsistencies between any Note and this Agreement, this Agreement shall prevail.

2.03         Procedure for Borrowing.

(a)           Each Borrowing shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 a.m. (New York City time) (i) three Business Days prior to the date of a proposed Borrowing comprised of LIBOR Loans, and (ii) on the requested date of a proposed Borrowing comprised of Base Rate Loans), specifying:

(i)            the requested Borrowing Date, which shall be a Business Day;

(ii)           the aggregate amount of the Borrowing, which (A) in the case of the Borrowing of Term Loans shall not exceed the aggregate Term Commitments and (B) in the case of any Borrowing of Revolving Loans, (x) shall not exceed the unused portion of the aggregate Revolving Commitments and (y) shall be in a minimum principal amount of US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof; and

(iii)          in the case of any Borrowing comprised of LIBOR Loans, the duration of the initial Interest Period applicable to such Loans. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing, such Interest Period shall, subject to clauses (c) and (d) of the definition of “Interest Period,” be three months.

(b)           The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of such Borrowing.

(c)           Each Bank will make each Loan to be made by it hereunder on any Borrowing Date to the Administrative Agent for the account of the Company by, with respect to LIBOR Loans, 11:00 a.m. (New York City time) or, with respect to Base Rate Loans, 1:00 p.m. (New York City time) by wire transfer of immediately available funds to the account held by the Administrative Agent for such purposes most recently designated by it by notice to the Banks. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent, pursuant to Section 6.06, in like funds as received by the Administrative Agent, by wire transfer in accordance with the Notice of Borrowing.

(d)           (i)            The Company may request more than one Borrowing per day; provided, however, all Loans comprising one Borrowing shall have the same Interest Period.

(ii)           All Term Loans shall be of the same type and have the same Interest Period.

(e)           After giving effect to any Borrowing of Revolving Loans, there may not be more than ten Interest Periods in effect with respect to Revolving Loans that are LIBOR Loans.

2.04         Continuation and Conversion Elections.

(a)           (i)            The Company may, upon irrevocable written notice to the Administrative Agent, elect, as of the last day of any Interest Period for any Borrowing of LIBOR Loans, to continue such LIBOR Loans for a further Interest Period or to convert such LIBOR Loans to Base Rate Loans.

(ii)           The Company may, upon irrevocable written notice to the Administrative Agent, elect as of any Business Day, to convert Base Rate Loans to LIBOR Loans.

(b)           The Company shall deliver a Notice of Continuation/Conversion to be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three Business Days prior to the date of any proposed conversion of Base Rate Loans to, or continuation of, LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, specifying:

(i)            the Continuation/Conversion Date, which shall be a Business Day;

(ii)           the principal amount of the Loans to be continued or converted;

(iii)          whether the Company is requesting a conversion of LIBOR Loans to Base Rate Loan or of Base Rate Loans to LIBOR Loans, or a continuation of LIBOR Loans as LIBOR Loans; and

(iv)          if applicable, the duration of the next Interest Period with respect thereto.

(c)           If upon the expiration of any Interest Period for a Borrowing of LIBOR Loans, the Company has failed to select timely a new Interest Period, the Company shall, subject to clauses (c) and (d) of the definition of “Interest Period,” be deemed to have elected to continue such Borrowing as LIBOR Loans having an Interest Period of one month. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.

(d)           The Administrative Agent will promptly notify each Bank of its receipt of a Notice of Continuation/Conversion, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Bank of the Company’s deemed election of continuation.

(e)           During the existence of a Default or an Event of Default, no Loans may be converted to or continued as LIBOR Loans without the consent of the Majority Banks,

and the Majority Banks may demand that any or all of the then outstanding LIBOR Loans be converted immediately to Base Rate Loans.

(f)            After giving effect to the continuation or conversion of any Borrowing (i) there may not be more than ten Interest Periods in effect with respect to Revolving Loans and (ii) the aggregate principal amount of Revolving Loans then outstanding shall not exceed the aggregate Revolving Commitments then in effect.  All Term Loans, if LIBOR Loans, shall have the same Interest Period.

2.05         Prepayments.

(a)           Subject to Section 3.05, the Company may, at any time or from time to time, upon not less than three Business Days’ irrevocable notice to the Administrative Agent, voluntarily prepay the Term Loans in whole or in part, in minimum amounts of US$10,000,000 or any multiple of $1,000,000 in excess thereof. The notice of prepayment shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Term Loan Percentage of such prepayment.  Any prepayment of the Term Loans shall be applied to all Term Loans on a pro rata basis according to each Bank’s Term Loan Percentage.

(b)           Subject to Section 3.05, the Company may, at any time or from time to time, upon not less than three Business Days’ irrevocable notice to the Administrative Agent, voluntarily prepay the Revolving Loans in whole or in part, in minimum amounts of US$5,000,000 or any multiple of $1,000,000 in excess thereof. The notice of prepayment shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Revolving Loan Percentage of such prepayment.  Any prepayment of the Revolving Loans shall be applied to all Revolving Loans on a pro rata basis according to each Bank’s Revolving Loan Percentage.

2.06         Termination or Reduction of Commitments; Conversion to Term Loans.

(a)           (i) Prior to the Term Availability Termination Date, the Company may, upon three Business Days’ irrevocable notice to the Administrative Agent, terminate or reduce the Term Commitments; provided that any partial reduction of the Term Commitments shall be in a minimum aggregate amount of US$10,000,000 or an integral multiple of US$5,000,000 in excess thereof.

(ii)           The Term Commitments shall automatically terminate at the close of business on the earlier to occur of (i) the date of the Borrowing of Term Loans and (ii) the Term Availability Termination Date.

(b)           The Company may, upon three Business Days’ irrevocable notice to the Administrative Agent, terminate the Revolving Commitments or, from time to time permanently reduce the Revolving Commitments then in effect; provided that any partial reduction of the Revolving Commitments (i) shall be in a minimum aggregate amount of

US$5,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) the Company shall not so terminate or reduce the Revolving Commitments if, after giving effect to such termination or reduction, the aggregate principal amount of Revolving Loans then outstanding would exceed the aggregate Revolving Commitments.

(c)           On each Principal Payment Date, the Revolving Commitments shall be permanently reduced as set forth below:

Principal Payment Date	% of the Outstanding Revolving Commitment
April 5, 2008	5%
October 5, 2008	15%
April 5, 2009	35%
The Maturity Date	Remaining Balance

If on the relevant Principal Payment Date, the aggregate amount of Revolving Loans then outstanding exceeds the amount of the Revolving Commitments, after giving effect to such mandatory reduction (the “excess amount”), Revolving Loans, to the extent of such excess amount, shall be repaid by the Company.

(d)           The Administrative Agent shall promptly notify the Banks of its receipt of any notice of termination or reduction of the Commitments. Any reduction of the Term Commitment or the Revolving Commitments shall be applied to the Term Commitment or the Revolving Commitment of each Bank, as applicable, according to its Pro Rata Share.

2.07         Repayment of the Loans.

(a)           Commencing on the first Principal Payment Date, the Company shall repay the principal amount of the Term Loans in four (4) consecutive semi-annual installments as follows, unless accelerated sooner pursuant to Section 8.02:

Principal Payment Date	Outstanding Principal Amount
April 5, 2008	5%
October 5, 2008	15%
April 5, 2009	35%
The Maturity Date	Remaining Balance

(b)           All amounts repaid hereunder shall be paid to each Bank on a pro rata basis in accordance with its Term Loan Percentage.

(c)           All Revolving Loans then outstanding shall be repaid on the Maturity Date.

2.08         Interest.

(a)           Subject to the provisions of paragraph (c) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Margin, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date or date of conversion at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)           Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.05 with respect to the portion of the Loans so prepaid, upon the repayment of Term Loans under Section 2.07 and upon payment (including prepayment) in full of the Loans. During the existence of any Event of Default, interest shall be payable on demand.

(c)           Any overdue principal and, to the extent permitted by applicable law, overdue interest or other amount payable hereunder shall bear interest payable on demand, for each day from the date payment thereof was due to the date of actual payment, at a rate per annum equal to (i) in the case of the principal amount of any Loan, (A) the interest rate then in effect, including the Applicable Margin then in effect plus (B) 2% and (ii) in the case of interest or any other amount, (A) the Alternate Base Rate plus (B) the Applicable Margin then in effect plus (C) 2%.

(d)           Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

2.09         Fees.

(a)           On the Closing Date, the Company shall pay to the Administrative Agent for the account of each Bank, an up-front fee as agreed upon by the Company and the Joint Bookrunners in accordance with the fee letter, dated as of September 1, 2004, in all cases free and clear of any and all withholding or equivalent taxes.

(b)           The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (the “Commitment Fee”) on the average daily unused portion of such Bank’s Revolving Commitment at a rate per annum equal to 0.25%.

(c)           The Commitment Fee shall accrue from, and including, the Closing Date to, but excluding, the date such Revolving Commitment terminates and shall be payable quarterly in arrears on the last day of each calendar quarter and on the effective date of any termination or reduction of the Revolving Commitments, commencing on the first such date to occur after the date hereof.

2.10         Computation of Interest and Fees.

(a)           Computation of interest on Base Rate Loans, when the Alternate Base Rate is determined based on Barclays’ prime rate, shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day). All other computations of interest and fees which are computed on a per annum basis shall be calculated on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day).

(b)           Each determination of LIBOR or the applicable Alternate Base Rate by the Administrative Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

(c)           The Administrative Agent shall notify the Company and the Banks of any change in Barclays’ prime rate used in determining the Alternate Base Rate promptly following the public announcement of such change.

2.11         Payments by the Company.

(a)           Subject to 3.01, all payments to be made by the Company shall be made without condition or deduction for any set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Bank its pro rata share (or other applicable share as expressly provided herein) of such payment in like funds as received by wire to such Bank’s Lending Office. Any payment received by the Administrative Agent later than 12:00 noon (New York City time) may be deemed, at the election of the Administrative Agent to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest.

(c)           Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent amount distributed to such Bank to the extent not paid by the Company, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date recovered by the Administrative Agent; provided that if any amount remains unpaid by any Bank for more than five Business Days, such Bank shall pay interest thereon to the Administrative Agent at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin then in effect, plus 2%.

2.12         Payments by the Banks to the Administrative Agent.

(a)           Unless the Administrative Agent receives notice from a Bank that such Bank will not make available, as and when required hereunder to the Administrative Agent for the account of the Company the amount of such Bank’s Pro Rata Share of any Borrowing, the Administrative Agent may, but shall not be required to, assume that each Bank has made such amount available to the Administrative Agent on such date in accordance with this Agreement and the Administrative Agent may in its sole discretion (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, such Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank’s Loan on such Borrowing Date for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following such Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since such Borrowing Date, at a rate per annum equal to the interest rate applicable at the time to the Loans comprised in such Borrowing; provided that if the Company fails to pay such amount to the Administrative Agent within five Business Days after the date of notification of such failure from the Administrative Agent, the Company shall pay interest thereon to the Administrative Agent at a rate per annum equal to the Alternate Base Rate, plus the Applicable Margin then in effect, plus 2%.

(b)           If any Bank makes available to the Administrative Agent funds for any Loan to be made by such Bank as provided in this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Bank) to such Bank, without interest.

(c)           The obligations of the Banks hereunder to make Loans are several and not joint. The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on such Borrowing Date.

2.13         Sharing of Payments, Etc.  If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata share of such payment (or other share contemplated hereunder), such Bank shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Banks to the extent necessary to cause such purchasing Bank to share the benefit of all such excess payments pro rata with each of them; provided, however, that (A) if any such participations are purchased and all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such participations shall, to that extent, be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered, and (B) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Company agrees that any Bank so purchasing an interest from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of interests purchased under paragraph (b) above and will in each case notify the Banks and the Company following any such purchases or repayments.  Each Bank that purchases an interest in the Loans pursuant to paragraph (b) above shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)           Any and all payments by the Company to or for the account of any Bank or the Administrative Agent pursuant to this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.  In addition, the Company shall pay all Other Taxes.

(b)           If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Bank or the Administrative Agent, then:

(i)            the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)           the Company shall make such deductions and withholdings;

(iii)          the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)          in the event of an increase, after the date of this Agreement, in the Mexican withholding tax rate to a rate in excess of the rate applicable to each Bank party hereto on the date hereof, the Company shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, all additional amounts that such Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes or Other Taxes had not been imposed.

(c)           The Company agrees to indemnify and hold harmless each Bank for the full amount of (i) Taxes and (ii) Other Taxes in the amount that such Bank specifies as necessary to preserve the after-tax yield such Bank would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this paragraph (d) indemnification shall be made within 30 days after the date any Bank or the Administrative Agent makes written demand therefor.

(d)           Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to the Administrative Agent (which shall forward the same to each Bank) the original or a certified copy of a receipt, or other evidence satisfactory to the Administrative Agent, evidencing payment thereof.

(e)           Each Bank shall, from time to time at the request of the Company or the Administrative Agent (as the case may be), promptly furnish to the Company or the Administrative Agent (as the case may be), such forms, documents or other information (which shall be accurate and complete) as may be reasonably required to establish any available exemption from, or reduction in the amount of, applicable Taxes; provided, however, that none of any Bank or the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Company in connection with this paragraph (e).  Each of the Company and the Administrative Agent shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes, in excess of applicable Taxes under Article 195, Section I, subsection a (or any successor provision) of Mexico’s Income Tax Law, interest or penalties that would not have became payable by such Person had such documentation been accurate.

3.02         Illegality.

(a)           If any Bank determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund any Commitment or any Loan contemplated by this Loan Agreement, or materially restricts the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Bank to the Company through the Administrative Agent, such Bank, together with Banks giving notice, shall be an “Affected Bank” and by written notice to the Company and to the Administrative Agent:

(i)            any obligation of such Bank to make or continue Loans of that type or to convert Base Rate Loans to LIBOR Loans or vice-versa, shall be suspended until the circumstances giving rise to such determination no longer exist;

(ii)           such Affected Bank may declare that such Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Affected Bank hereunder, whereupon, in the case of any request for a LIBOR Loan, as to such Affected Bank, such request shall only be deemed a request for a Base Rate Loan (unless it should also be illegal for the Affected Bank to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Bank, and so long as no Event of Default shall have occurred and be continuing, the Company), unless such declaration shall be subsequently withdrawn;

(iii)          such Affected Bank may require, only if such Requirement of Law prohibits the maintenance of LIBOR Loans, that all outstanding LIBOR Loans, made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below; and

(iv)          if it is also illegal for the Affected Bank to make Base Rate Loans, such Loans shall bear interest until the end of the next Interest Period at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Bank and, so long as no Event of Default shall have occurred and be continuing, the Company, unless it is unlawful for such Affected Bank to do so or it would materially restrict the authority of such Affected Bank to purchase or sell, or to take deposits of Dollars in the London Interbank Market; in such case or after the end of such Interest Period such Affected Bank may continue such Loans at such rate or declare all amounts owed to them by the Company to the extent of such illegality to be due and payable; provided, however, the Company has the right, with the consent of the Administrative Agent to find an additional Bank to purchase the Affected Banks’ rights and obligations.

In the event any Bank shall exercise its rights under (i) or (ii) above with respect to any Loans, all payments and prepayments of principal that would otherwise have been applied to repay the Loans that would have been made by such Bank or the converted LIBOR Loans of such Bank shall instead be applied to repay the Base Rate Loans made by such Bank in lieu of, or resulting from the conversion, of such LIBOR Loans.  Upon any such prepayment or conversion, the Company shall also pay interest on the amount so prepaid or converted.

(b)           For purposes of this Section 3.02, a notice to the Company by any Bank shall be effective as to each identified Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

3.03         Inability to Determine Rates.  If the Administrative Agent determines, or in the case of clause (c) below is informed by the Majority Banks, in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining LIBOR applicable to such Interest Period, or (c) LIBOR for such LIBOR Loan does not adequately and fairly reflect the cost to the Majority Banks of making or maintaining such LIBOR Loan, the Administrative Agent will promptly notify the Company and each Bank.  Thereafter, the obligation of the Banks to make or maintain LIBOR Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing, conversion or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing comprised of Base Rate Loans or a request for conversion to Base Rate Loans in the amount specified therein.

3.04         Increased Costs and Reduction of Return.

(a)           If any Bank reasonably determines that, due to either (i) the introduction of, or any change in, or any change in the interpretation or application of, any Requirement of Law or (ii) the compliance by such Bank with any guideline, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining its Loans to the Company or to reduce any amount receivable hereunder (in either case other than payment on account of taxes), then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), promptly pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs or reduced amount receivable.

(b)           If any Bank reasonably determines that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and determines that the amount of such capital is increased as a consequence of its Commitment, Loans or obligations under this Agreement, then, upon demand of such Bank to the Company through the Administrative Agent, the Company shall pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate the Bank for such increase.

3.05         Funding Losses.  The Company shall reimburse each Bank and hold each Bank harmless from (in each case by prompt payment of any relevant amounts to the Administrative Agent for the account of such Bank) any loss or expense that the Bank may sustain or incur, including but not limited to, any loss incurred in obtaining, liquidating or redeploying deposits bearing interest by reference to LIBOR from third parties (“Funding Losses”) as a consequence of:

(a)           the failure of the Company to make on a timely basis any payment of principal of any Loan;

(b)           the failure of the Company to borrow or continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion;

(c)           the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.05; or

(d)           the prepayment (including pursuant to Section 2.05, Section 2.06 or Section 2.07) or other payment (including after acceleration thereof) of any Loan on a day that is not the last day of the relevant Interest Period therefor; including any such loss or expense arising from the liquidation or reemployment of funds obtained by such Bank to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary and reasonable administrative fees charged by such Bank in connection with the foregoing.

3.06         Reserves on Loans.  The Company shall pay to each Bank, as long as such Bank shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of such Bank’s LIBOR Loans equal to the actual costs of such reserves allocated to such LIBOR Loans by such Bank (as determined by such Bank in good faith, which determination shall be conclusive, absent manifest error), payable on each date on which interest is payable on such Loans, provided the Company shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

3.07         Certificates of Banks.

(a)           Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and the reasons for such claim and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

(b)           Each Bank agrees to notify the Company of any claim for reimbursement pursuant to Section 3.04 or 3.06 not later than 60 days after any officer of such Bank responsible for the administration of this Agreement receives actual knowledge of the event giving rise to such claim. If any Bank fails so to give notice, the Company shall only be required to reimburse or compensate such Bank, retroactively, for claims pertaining to the period of 60 days immediately preceding the date the claim was made.

3.08         Change of Lending Office.  Each Bank agrees that, upon the occurrence of any event giving rise to an obligation of the Company under Section 3.01, Section 3.02, Section 3.04 or Section 3.06 with respect to such Bank, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another Lending Office for any Loans affected by such event or take other action; provided that such Bank and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the obligation under any such Section.  Nothing in this Section shall affect or postpone any of the Obligations of the Company or the right of any Bank provided in Section 3.01, Section 3.02, Section 3.04 or Section 3.06.

3.09         Substitution of Bank.  Upon the receipt by the Company from any Bank of a claim for compensation under Section 3.01 (including, in particular, Section 3.01(b)(iv)), 3.02, Section 3.04 or Section 3.06, or giving rise to the operation of Section 3.02, the Company may, at its option, (i) request such Bank to use its best efforts to seek a Substitute Bank willing to assume such Bank’s Term Commitment (or, after the date of termination of the Term Commitments, acquire such Bank’s Term Loan) and Revolving Commitment and Revolving Loans or (ii) replace such Bank with a Substitute Bank or Substitute Banks that shall succeed to the rights and obligations of such Bank under this Agreement upon execution of an Assignment and Acceptance; or (iii) remove such Bank, reduce the Commitments by the amount of the Commitments of such Bank, and adjust the Pro Rata Share of each Bank such that the percentage of each other Bank shall be increased to equal the percentage equivalent of a fraction, the numerator of which is the Commitment of such other Bank and the denominator of which is the Commitments of the Banks minus the Commitments of the Bank who demanded payment pursuant to Sections 3.01, 3.02, 3.04, or 3.06 or giving rise to the operation of Section 3.02; provided, however, that such Bank shall not be replaced or removed hereunder until such Bank has been repaid in full all amounts owed to it pursuant to this Agreement and the other Loan Documents (including Sections 2.09, 3.01, 3.04, and 3.06) unless any such amount is being contested by the Borrower in good faith.

3.10         Survival.  The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV
CONDITIONS PRECEDENT

4.01         Conditions to Effectiveness.  The obligation of each Bank hereunder is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent and each Bank, and, except for the Notes, in sufficient copies for each Bank:

(a)           Loan Agreement and Notes. This Agreement duly executed by each of the parties hereto and the Term Notes and Revolving Notes duly executed by the Company;

(b)           Organizational Documents.  Copies of each of the (i) acta constitutiva and (ii) the estatutos sociales of the Company as in effect on the Closing Date, certified as of the Closing Date by a notary public and by the Secretary or Assistant Secretary of the Company;

(c)           Resolutions; Incumbency.

(i)            Copies of all applicable powers of attorney designating the Persons authorized to execute this Agreement and the other Loan Documents on behalf of the Company, certified by a notary public and by the Secretary or an Assistant Secretary of the Company; and

(ii)           A certificate of the Secretary or Assistant Secretary of the Company (1) certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder; and (2) attaching copies of all documents evidencing all necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Loan Document and the transactions contemplated hereby and thereby.

(iii)          Such certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the date of such certificates.

(d)           Governmental Authorizations. Evidence satisfactory to the Administrative Agent that all approvals, authorizations or consents of, or notices to, or registrations with, any Governmental Authority (including exchange control approvals) or third parties, if any, required in connection with the execution and performance by the Company of this Agreement have been obtained and are in full force and effect. If no such approvals, authorizations, consents, notices or registrations are necessary, a certificate shall be delivered to the Administrative Agent so stating;

(e)           Process Agent. The acceptance by the Process Agent to act as agent for service of process for the Company in connection with any proceeding relating to this Agreement or the Notes brought in New York together with a copy certified by a Mexican public notary of the power-of-attorney granted by the Company in favor of the Process Agent;

(f)            Legal Opinions. (i) A favorable opinion of Salvador Vargas, Esq., General Counsel of the Company; substantially in the form of Exhibit F, (ii) a favorable opinion of Milbank, Tweed, Hadley & McCoy LLP, special New York counsel to the Company, substantially in the form of Exhibit G; (iii) a favorable opinion of Sullivan & Cromwell LLP, special New York counsel to the Administrative Agent and (iv) a favorable opinion of Ritch, Heather y Mueller, S.C. special Mexican counsel to the Administrative Agent;

(g)           Payment of Fees. Evidence of payment by the Company (or irrevocable instructions of the Company to use the proceeds of the Loans for the payment) of (i) all fees payable to the Banks, the Administrative Agent and the Joint Bookrunners on the Closing Date, and (ii) all reasonable costs and expenses to the extent due and payable to the Administrative Agent or the Joint Bookrunners on the Closing Date, together with Attorney Costs for the preparation and execution of this Agreement of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent), and (iii) any other amounts then due and payable under the Term Loans and Revolving Loans;

(h)           Certificate. A certificate signed by a Responsible Officer of the Company, dated as of the Closing Date, stating that:

(i)            the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

(ii)           no Default or Event of Default has occurred and is continuing; and

(iii)          there has occurred since December 31, 2003, (A) no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (B) no event or circumstance of a financial, political or economic nature in Mexico which has had or could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any other Loan Document;

(i)            Repayment of Existing Facility. Evidence that the Existing Facility has been or on or prior to the Closing Date will be cancelled or terminated in accordance with its respective terms, any promissory notes issued thereunder shall have been cancelled or returned to the Borrower, all outstanding loans issued under the Existing Facility, shall have been, or will be with the proceeds of the first Borrowing hereunder, paid in full and all commitments shall have been, or will on the same day be, terminated, or cancelled.  The parties hereto agree that the first Notice of Borrowing may be given under this Agreement to repay or reimburse any outstanding obligations under the Existing Facility; and

(j)            Other Documents. Such other certificates, powers of attorney, approvals, opinions, documents or materials as the Administrative Agent or any Bank (through the Administrative Agent) may reasonably request.

4.02         Conditions to All Borrowings.  The obligation of each Bank to make any Loan to be made by it (including its initial Loan) is subject to the satisfaction of the following conditions on each Borrowing Date:

(a)           Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Company;

(b)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in paragraphs (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.01; and

(c)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing either prior to or after giving effect to the transactions contemplated on the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Bank that:

5.01         Corporate Existence and Power.  The Company and each of its Subsidiaries:

(a)           is a corporation duly organized and validly existing under the laws of its corresponding jurisdiction;

(b)           has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) conduct its business and to own its Properties except to the extent that the failure to obtain any such governmental license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect and (ii) (with respect to the Company only) to execute, deliver and perform all of its obligations under this Agreement and the Notes; and

(c)           is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.02         Corporate Authorization; No Contravention.  The execution and delivery of, and performance by the Company under this Agreement and each other Loan Document have been duly authorized by all necessary corporate action, and do not and will not:

(a)           contravene the terms of the Company’s estatutos sociales,

(b)           conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any document evidencing any Contractual Obligation to which the Company is a party or (ii) any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or

(c)           violate or contravene any Requirement of Law.

5.03         No Additional Governmental Authorization.  No approval (including exchange control approval), consent, exemption, authorization, registration or other action by, or notice to, or filing with, any Governmental Authority or other third party is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document other than as have been obtained pursuant to Section 4.01(d).

5.04         Binding Effect.  This Agreement has been and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, “concurso mercantil,” or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforcement thereof is sought in a proceeding at law or in equity).

5.05         Litigation.  Except as disclosed in Schedule 5.05 on the date hereof and as otherwise disclosed by the Company in the Financial Statements delivered pursuant to Section 6.01(a) or in the most recent annual report of the Company either (i) on Form 20-F as filed with the Securities and Exchange Commission or (ii) in an annual report filed with the Mexican Stock Exchange, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Material Subsidiaries, which:

(a)           purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)           if determined adversely to the Company or such Material Subsidiary, could reasonably be expected to have a Material Adverse Effect.

5.06         Financial Information; No Material Adverse Effect; No Default.

(a)           The Company’s audited consolidated financial statements for the Fiscal Year ended December 31, 2003 (copies of which have been furnished to the Administrative Agent and each Bank) are complete and correct in all material respects, have been prepared in accordance with Mexican GAAP and fairly present in accordance with Mexican GAAP the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the Fiscal Year ended December 31, 2003.

(b)           The Company’s unaudited financial statements for the Fiscal Quarter ended June 30, 2004 (copies of which have been furnished to the Administrative Agent and each Bank) are complete and correct in all material respects, have been prepared in accordance with Mexican GAAP and fairly present in accordance with Mexican GAAP the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of their operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the most recent audited financial statements, there has occurred no development, event or circumstance, either individually or in the aggregate, which has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)           As of the Closing Date and each Borrowing Date, neither the Company nor any of its Material Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date or such Borrowing Date, create an Event of Default under Section 8.01(e).

5.07         Pari Passu.  The Obligations constitute direct, unconditional and general obligations of the Company and rank pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Company, except those ranking senior by operation of law (and not by contract or agreement).

5.08         Taxes.  The Company and its Material Subsidiaries have filed all tax returns and reports required to be filed under the laws of Mexico, and have paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, including related interest and penalties, otherwise due and payable, except (i) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with Mexican GAAP; and (ii) those to the extent that non-compliance therewith could not be reasonably expected to have a Material Adverse Effect.

5.09         Environmental Matters.

(a)           The on-going operations of the Company and each of its Material Subsidiaries are in compliance in all material respects with all applicable Environmental Laws except as set forth on Schedule 5.05 and except to the extent that the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)           The Company and each of its Material Subsidiaries have obtained all environmental, health and safety permits necessary or required for its operations, all such permits are in good standing, and the Company and each of its Material Subsidiaries is in compliance with all material terms and conditions of such permits, except as set forth on Schedule 5.05 and except to the extent that the failure to obtain, and maintain in full force and effect, any such permit, or to the extent that failure to comply with the material terms thereof, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)           To the best of the knowledge of the Company, after reasonable investigation, no property currently or formerly owned or operated by the Company or any Material Subsidiary (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any substance that could reasonably be expected to require investigations or remediation under any Environmental Law or has incurred any liability for any release of any substance on any third party property except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(d)           Neither the Company nor any Material Subsidiary has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law or is subject to any order, decree, injunction or other arrangement with any Governmental Authority relating to any Environmental Law except as set forth on Schedule 5.05 and except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.10         Compliance with Social Security Legislation, Etc.  The Company, and each of its Material Subsidiaries, is in compliance with all Requirements of Law relating to social security legislation, including all rules and regulations of INFONAVIT, IMSS and SAR except to the extent that noncompliance therewith could not be reasonably expected to have a Material Adverse Effect.

5.11         Assets; Patents; Licenses, Etc.

(a)           The Company and each of its Material Subsidiaries has good and marketable title to all real property that is reasonably necessary or used in the ordinary conduct of their business.

(b)           The Company and each of its Material Subsidiaries owns or are licensed or otherwise has the right to use all of the patents, contractual franchises, licenses, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person.

5.12         Subsidiaries.

(a)           A complete and correct list of all Material Subsidiaries of the Company as of the Closing Date, showing the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class outstanding owned by the Company and each Subsidiary of the Company is set forth in Schedule 5.12(a).

(b)           A list of all agreements, which by their terms, expressly prohibit or limit the payment of dividends or other distributions to the Company by a Material Subsidiary or the making of loans to the Company by a Material Subsidiary is set forth in Schedule 5.12(b).

5.13         Commercial Acts.  The obligations of the Company under this Agreement and the Notes are commercial in nature and are subject to civil and commercial law, and the execution and performance of this Agreement constitute private and commercial acts and not governmental or public acts and the Company is subject to legal action in respect of its Obligations.

5.14         Proper Legal Form.  This Agreement is, and when executed and delivered, each Note will be, in proper legal form under the laws of Mexico for the enforcement thereof against the Company under the laws of Mexico; provided that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents from a court-approved translator would be required in such proceedings, including this Agreement, shall be required.

5.15         Full Disclosure.  All written information other than forward-looking information heretofore furnished by the Company to the Administrative Agent or any Bank for purposes of or in connection with this Agreement is, and all such information hereafter furnished by the Company to the Administrative Agent on any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. All written forward-looking information heretofore furnished in writing to the Administrative Agent or the Banks has been prepared in good faith based upon assumptions the Company believes to be reasonable. The Company has disclosed to the Administrative Agent and the Banks in writing any and all facts known to it that it believes are reasonably expected to have a Material Adverse Effect.

5.16         Investment Company Act.  The Company is not, nor is it controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17         Margin Regulations.  Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling “margin stock” (as such term is defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States) or extending credit for the purpose of purchasing or carrying margin stock.

5.18         ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, or to the best knowledge of the Company, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA; (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice, under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation remains unpaid or any Bank has any Commitment hereunder:

6.01         Financial Statements and Other Information.

(a)           The Company will deliver to the Administrative Agent:

(i)            as soon as available and in any case within 120 days after the end of each Fiscal Year, consolidated financial statements for such Fiscal Year audited by independent accountants of recognized international standing, including an annual audited consolidated balance sheet and the related consolidated statements of income, changes in equity and changes in financial position, prepared in accordance with Mexican GAAP consistently applied (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly in accordance with Mexican GAAP the financial condition of the Company and its Consolidated Subsidiaries as at the end of the relevant Fiscal Year and the results of the operations of the Company and its Consolidated Subsidiaries for such Fiscal Year, reported on by independent accountants of recognized international standing; and

(ii)           as soon as available and in any event within 120 days after the end of each Fiscal Year, an English translation of the audited consolidated financial statements of the Company.

(b)           The Company will deliver to the Administrative Agent:

(i)            as soon as available and in any case within 60 days after the end of each of the first three Fiscal Quarters, unaudited consolidated financial statements for each such quarter period for the Company and its Consolidated Subsidiaries, including therein an unaudited consolidated balance sheet and the related consolidated statements of income prepared in accordance with Mexican GAAP, consistently applied (except as otherwise discussed in the notes to such statements), which financial statements shall present fairly in accordance with Mexican GAAP the financial condition of the Company and its Consolidated Subsidiaries as at the end of the relevant quarter and the results of the operations of the Company and its Consolidated Subsidiaries for such quarter and for the portion of the Fiscal Year then ended except for the absence of complete footnotes and except for normal, recurring year-end accruals and subject to normal year-end adjustments; and

(ii)           as soon as available and in any event within 90 days after the end of each of the first three Fiscal Quarters, an English translation of the unaudited quarterly consolidated financial statements of the Company.

(c)           Concurrently with the delivery of the financial statements pursuant to paragraphs (a)(i) and (b)(i) above, the Company will deliver to the Administrative Agent a Compliance Certificate, substantially in the form of Exhibit D, signed by a Responsible Officer of the Company.

(d)           The Company will furnish to the Administrative Agent, promptly after they are publicly available, copies of all financial statements and financial reports filed by the Company with any Governmental Authority (if such statement or reports are required to be filed for the purpose of being publicly available) or filed with any Mexican or other securities exchange (including the Luxembourg Stock Exchange) and which are publicly available.

(e)           The Company will furnish to the Administrative Agent, promptly upon request of the Administrative Agent or any Bank (through the Administrative Agent), such additional information regarding the business, financial or corporate affairs of the Company and its Material Subsidiaries as the Administrative Agent or any Bank may reasonably request.

(f)            The Administrative Agent will promptly deliver to each of the Banks copies of the documents provided by the Company pursuant to this Section 6.01.

6.02         Notice of Default and Litigation.  The Company will furnish to the Administrative Agent, not later than five Business Days after the Company obtains knowledge thereof (and the Administrative Agent will notify each Bank thereof):

(a)           notice of any Default or Event of Default, signed by a Responsible Officer, describing such Default or Event of Default and the steps that the Company proposes to take in connection therewith;

(b)           notice of any litigation, action or proceeding pending or threatened against the Company or any of its Material Subsidiaries before any Governmental Authority, in which there is a probability of success by the plaintiff on the merits and which, if determined adversely to the Company or such Subsidiary, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect;

(c)           notice of the modification of any consent, license, approval or authorization referred to in Section 4.01(d); and

(d)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$5,000,000.

6.03         Maintenance of Existence; Conduct of Business.

(a)           The Company will, and will cause each of its Material Subsidiaries to (i) maintain in effect its corporate existence and all registrations necessary therefor; (ii) take all reasonable actions to maintain all rights, privileges, titles to property, franchises and the like necessary or desirable in the normal conduct of its business, activities or operations; and (iii) keep all its Property in good working order or condition; provided, however, that this covenant shall not prohibit any transaction by the Company or any of its Material Subsidiaries otherwise permitted under Section 7.03 nor require the Company to maintain any such right, privilege, title to property or franchise or to preserve the corporate existence of any Subsidiary, if the Company shall determine in good faith that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company or its Material Subsidiaries and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(b)           The Company will, and will cause its Material Subsidiaries to, continue to engage in business of the same general type as now conducted by the Company and its Material Subsidiaries.

6.04         Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies of good repute engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Company or such Subsidiary, as the case may be, in the same general areas in which the Company or such Subsidiary owns and/or operates its properties; provided that the Company and its Subsidiaries shall not be required to maintain such insurance if the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

6.05         Maintenance of Governmental Approvals.  The Company will maintain in full force and effect all governmental approvals (including any exchange control approvals), consents, licenses and authorizations which may be necessary or appropriate under any applicable law or regulation for the conduct of its business (except that the failure to maintain any such approval, consent, license or authorization could not reasonably be expected to have a Material Adverse Effect) or for the performance of this Agreement and for the validity or enforceability hereof. The Company will file all applications necessary for, and shall use its reasonable best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for the Company to perform its obligations hereunder.

6.06         Use of Proceeds.  (a)           The Company will instruct the Administrative Agent to pay, on or immediately after the Closing Date, the proceeds of the Term Loans and, to the extent necessary, a portion of the Revolving Loans to Bank of America to repay the Existing Facility.

(b)           The Company will use the proceeds of the Revolving Loans for general working capital purposes and for general corporate purposes, including the refinancing of existing Indebtedness.

6.07         Application of Cash Proceeds from Sales and Other Dispositions.  The Company will, and will cause each of its Subsidiaries to, apply 100% of the net cash proceeds received from any sale, conveyance, transfer or Disposition of assets (including from any sale, conveyance, transfer or Disposition resulting from casualty or condemnation, and including any amounts received under any insurance policy representing any insurance payments that have not been and will not be applied in payment for repairs or for the replacement of any Property which has been damaged or destroyed) to (i) the repayment of any Indebtedness then outstanding, (ii) investment in assets relating to the Company’s Core Business, or (iii) any combination thereof.

6.08         Payment of Obligations.  The Company will, and will cause each of its Material Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its Property in respect of any of its franchises, businesses, income or profits before any penalty or interest accrues thereon, and pay all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon its Property, except if the failure to make such payment has no reasonable likelihood of having a Material Adverse Effect or if such charge or claim is being contested in good faith by appropriate provision promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP shall have been made therefor.

6.09         Pari Passu.  The Company will cause the Loans to rank pari passu in all respects with all other unsecured and unsubordinated Indebtedness of the Company, except those ranking senior by operation of law (and not by contract or agreement).

6.10         Compliance with Laws.  The Company will, and will cause each of its Material Subsidiaries to, comply in all respects with all applicable Requirements of Law, including all applicable Environmental Laws and all Requirements of Law relating to social security and ERISA, including INFONAVIT, IMSS and SAR, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP shall have been made therefor except where any non-compliance could not reasonably be expected to have a Material Adverse Effect.

6.11         Maintenance of Books and Records.

(a)           The Company will, and will cause each of its Mexican Material Subsidiaries to, maintain books, accounts and other records in accordance with Mexican GAAP, and the Company will cause its Material Subsidiaries organized under laws of any other jurisdiction to maintain their books and records in accordance either with the generally accepted accounting principles of the applicable jurisdiction or Mexican GAAP.

(b)           The Company will, and will cause each Material Subsidiary to, permit representatives of the Administrative Agent to visit and inspect any of their respective properties and to examine their respective corporate, financial and operating books and records, all at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to the Company or such Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.12         Subordination of Indebtedness to Gruma Corp.  The Company will cause all Indebtedness of the Company to Gruma Corp. to be at all times subordinated to the Obligations.

6.13         Further Assurances.  The Company will, at its own cost and expense, execute and deliver to the Administrative Agent all such other documents, instruments and agreements and do all such other acts and things as may be reasonably required in the opinion of the Administrative Agent or its counsel, to enable the Administrative Agent or any Bank to exercise and enforce its rights under this Agreement and any Note and to carry out the intent of this Agreement.

ARTICLE VII
NEGATIVE COVENANTS

The Company covenants and agrees that for so long as any Loan or other Obligation remains unpaid or any Bank has any Commitment hereunder:

7.01         Negative Pledge.  The Company will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any of its present or future Property, except:

(a)           any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) existing on the Closing Date and set forth in Schedule 7.01;

(b)           any Lien on any asset securing all or any part of the purchase price of property or assets (including inventories) acquired or any portion of the cost of construction, development, alteration or improvement of any property, facility or asset or Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of acquiring or constructing, developing, altering or improving such property, facility or asset, which Lien attached solely to such property, facility or asset during the period that such property, facility or asset was being constructed, developed, altered or improved or concurrently with or within 120 days after the acquisition, construction, development, alteration or improvement thereof;

(c)           Liens of a Subsidiary existing prior to the time such Subsidiary became a Subsidiary of the Company which (i) do not secure Indebtedness exceeding the aggregate principal amount of Indebtedness subject to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, (ii) do not attach to any Property other than the Property attached pursuant to such Lien prior to the time such Subsidiary became a Subsidiary of the Company, and (iii) were not created in contemplation of such Subsidiary becoming a Subsidiary of the Company;

(d)           any Lien on any Property existing thereon at the time of the acquisition of such Property and not created in connection with or in contemplation of such acquisition;

(e)           any Lien on any Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) securing an extension, renewal, refunding or replacement of Indebtedness or a line of credit secured by a Lien referred to in clauses (a), (b), (c) or (d) above; provided that such new Lien is limited to the Property (or, in the case of a line of credit secured by inventory or accounts receivable, class of Property) which was subject to the prior Lien immediately before such extension, renewal, refunding or replacement, and provided that the principal amount of Indebtedness or the amount of the line of credit secured by the prior Lien is not increased immediately before or in contemplation of or in connection with such extension, renewal, refunding or replacement;

(f)            any Lien securing taxes, assessments and other governmental charges, the payment of which is not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP or, in the case of Material Subsidiaries organized under laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(g)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(h)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen or the like arising in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Mexican GAAP or, in the case of Material Subsidiaries organized under the laws of any other jurisdiction, the applicable GAAP therein, shall have been made;

(i)            any Lien created by attachment or judgment, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(j)            any Lien created in connection with (i) interest rate swaps, (ii) currency swaps, (iii) commodities contracts or (iv) any derivative transaction in each case entered into in connection with hedging transactions entered into in the ordinary course of business; and

(k)           Liens on accounts receivable or inventories created to secure working capital borrowings not exceeding in the aggregate the greater of (i) US$100,000,000 (or the equivalent in other currencies) or (ii) (A) 15% of the Consolidated Net Worth of the Company less (B) the amount of any Guaranty Obligations incurred by the Company or any of its Consolidated Subsidiaries for the account of parties other than the Company and its Consolidated Subsidiaries.

7.02         Investments.  The Company will not, and will not permit any of its Material Subsidiaries to, make any Investment, except:

(a)           Investments existing on the date hereof;

(b)           Investments relating to the Company’s Core Business;

(c)           Cash Equivalent Investments;

(d)           Investments by the Company in any Subsidiary or by any Material Subsidiary in the Company or in any Subsidiary;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(f)            Capital Expenditures; and

(g)           subject to the limitations set forth in Section 7.06 and 7.08, Guaranty Obligations of its Material Subsidiaries.

7.03         Mergers, Consolidations, Sales and Leases.  The Company will not merge or consolidate with or into, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless immediately after giving effect to any merger or consolidation:

(a)           no Default or Event of Default has occurred and is continuing; and

(b)           any corporation formed by any such merger or consolidation with the Company or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume in writing the due and punctual payment of the principal of, and interest on all Obligations, according to their terms, and the due and punctual performance of all of the covenants and obligations of the Company under this Agreement by an instrument in form and substance reasonably satisfactory to the Administrative Agent and shall provide an opinion of counsel acceptable to the Administrative Agent, obtained at the Company’s expense, on which the Administrative Agent and the Banks may conclusively rely.

7.04         Restricted Payments.  The Company will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless the Company’s Maximum Leverage Ratio, after giving effect to the making of such Restricted Payment and, without duplication, any other Restricted Payment made since the end of the most recent fiscal quarter, was less than 3.50 to 1.00.

Notwithstanding the foregoing limitation, the Company or any Subsidiary may declare or make the following Restricted Payments:

(a)           each Subsidiary may make Restricted Payments to the Company and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Company and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)           the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c)           each Subsidiary, may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

(d)           the Company and each Subsidiary may purchase any capital stock otherwise permitted as an Investment pursuant to Section 7.02;

(e)           the Company may purchase the stock of Gimsa; and

(f)            the Company and Gimsa may each purchase any shares of its own capital stock.

7.05         Limitations on Ability to Prohibit Dividend Payments by Subsidiaries.  The Company will not, and will not permit its Material Subsidiaries to, enter into any agreement that, by its terms, expressly prohibits the payment of dividends or other distributions to the Company or the making of loans to the Company, other than in connection with the renewal or extension of any agreement listed in Schedule 5.12(b); provided that (i) the restrictions or prohibitions under such agreement are not increased as a result of such renewal or extension and (ii) in connection with any such renewal or extension of an agreement that does not already contain any such prohibition, the Company will not, and will not permit its Material Subsidiaries to, agree to or accept the inclusion of such prohibition.

7.06         Limitation on Incurrence of Indebtedness by Subsidiaries.  The Company will not permit any Consolidated Subsidiary to create, incur, assume or suffer to exist any Indebtedness if, at the time of such incurrence and after giving pro forma effect thereto, the aggregate Indebtedness of all Consolidated Subsidiaries would exceed an amount equal to 25% of the Indebtedness of the Company and its Consolidated Subsidiaries.

7.07         Transactions with Affiliates.  The Company will not, and will not cause or permit any Material Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than are obtainable in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

7.08         No Subsidiary Guarantees of Certain Indebtedness.  Other than in connection with its purchase of corn for its corn flour production or wheat for its wheat flour production, the Company will not permit any of its Material Subsidiaries, directly or indirectly, to guarantee or otherwise become liable or responsible for, in any manner, any Indebtedness of the Company.

7.09         Interest Coverage Ratio.  The Company shall not permit its Interest Coverage Ratio, as determined for any Measurement Period, to be less than 2.50 to 1.00.

7.10         Maximum Leverage Ratio.  The Company shall not permit its Maximum Leverage Ratio for any Measurement Period to be greater than 3.50 to 1.00.

ARTICLE VIII
EVENTS OF DEFAULT

8.01         Events of Default.  Any of the following events shall constitute an “Event of Default”:

(a)           Non-Payment. The Company fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest or any other amount payable hereunder or under any other Loan Document; or

(b)           Representation or Warranty. Any representation or warranty by the Company made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company or any Responsible Officer of the Company, furnished at any time under this Agreement or any other Loan Document, is incorrect in any material respect on or as of the date made; or

(c)           Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Section 6.02(a), 6.03, 6.05, 6.06, 6.09 or 6.12, fails to perform or observe any term, covenant or agreement contained in Article VII (other than Section 7.05, 7.07 or 7.08) or fails to deliver new Notes in exchange for the existing Notes as provided in Section 2.02(c); or

(d)           Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or in any other Loan Document, and such default continues unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank; or

(e)           Cross-Default. The Company or any of its Material Subsidiaries (i) fails to make any payment in respect of any Indebtedness (other than Indebtedness hereunder and under the Notes) having an aggregate principal amount of more than US$20,000,000 (or the equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity; or

(f)            Involuntary Proceedings. (i) A decree or order by a court having jurisdiction has been entered adjudging the Company or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or “concurso mercantil” or bankruptcy of the Company or any Material Subsidiary and such decree or order shall have continued undischarged and unstayed for a period of 90 days; or (ii) a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or visitador, conciliador or sindico or trustee or assignee in bankruptcy or insolvency or any other similar official of the Company or any Material Subsidiary or of any substantial part of the Property of the Company or any Material Subsidiary or for the winding up or liquidation of the affairs of the Company or any Material Subsidiary has been entered, and such decree or order has continued undischarged and unstayed for a period of 90 days; or

(g)           Voluntary Proceedings. The Company or any Material Subsidiary institutes proceedings to be adjudicated a bankrupt or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization or “concurso mercantil” or bankruptcy or consents to the filing of any such petition, or consents to the appointment of a receiver or liquidator or trustee or visitador, conciliador or sindico or assignee in bankruptcy or insolvency or any other similar official of it or any substantial part of its Property; or

(h)           Monetary Judgments. One or more judgments, orders, attachments (“embargo”), decrees or arbitration awards are entered against the Company or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of US$20,000,000 or more (or the equivalent thereof in another currency), and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of 90 days after the entry thereof; or

(i)            Unenforceability. This Agreement or any of the Notes for any reason ceases to be in full force and effect in accordance with its respective terms or the binding effect or enforceability thereof is contested by the Company, or the Company denies that it has any further liability or obligation hereunder or thereunder or in respect hereof or thereof; or

(j)            Expropriation. The Mexican government or an agency or instrumentality thereof nationalizes, seizes or expropriates all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or of the common stock of the Company, or the Mexican government or an agency or instrumentality thereof assumes control of the business and operations of the Company and its Subsidiaries, taken as a whole; or

(k)           Change of Control. Mr. Roberto Gonzalez Barrera and his family members (including his spouse, siblings and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Person or their respective family members or heirs) fail to elect the majority of the Board of Directors of the Company.

8.02         Remedies.  (a) If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks, take any or all of the following actions:

(i)            declare the Commitment of each Bank to be terminated, whereupon such Commitments shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(iii)          exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.01(f) or (g), the Commitment of each Bank shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other Obligations shall automatically become due and payable without further act of the Administrative Agent or any Bank.

(b)           After the exercise of remedies provided for in this Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii)          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Banks in accordance with their pro rata share of such Loans and in proportion to the respective amounts described in this clause Third payable to them;

(iv)          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in accordance with their pro rata share of the total Loans outstanding and in proportion to the respective amounts described in this clause Fourth held by them; and

(v)           Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

8.03         Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX
THE ADMINISTRATIVE AGENT

9.01         Appointment and Authorization.  Each Bank hereby irrevocably appoints, designates and authorizes Barclays Capital, as the Administrative Agent under this Agreement, and each Bank hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or any Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.03         Liability of Administrative Agent.  Neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact shall (a) be liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Bank or any Participant for any recital, statement, representation or warranty made by the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company to perform its obligations hereunder or thereunder.  Except as otherwise expressly stated therein, the Administrative Agent shall not be under any obligation to any Bank or any Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

9.04         Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, teletype or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or such greater number of Banks as may be expressly required hereby) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

9.05         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

9.06         Credit Decision.  Each Bank acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

9.07         Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, agents and employees (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold the Administrative Agent harmless from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Administrative Agent of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 9.07 shall survive the payment of all other Obligations and the resignation of the Administrative Agent.

9.08         Administrative Agent in Individual Capacity.  Barclays and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and any of the Company’s Affiliates as though Barclays were not the Administrative Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Barclays or its Affiliates may receive information regarding the Company or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Barclays shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Bank” and “Banks” include Barclays in its individual capacity.

9.09         Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be subject to the prior approval of the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

9.10         The Joint Bookrunners and Arrangers.  The Joint Bookrunner and the Arrangers, in such capacities, shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than the right to indemnity under Section 10.05 and the right to costs and expenses under Section 10.04. Each Bank acknowledges that it has not relied, and will not rely, on the Joint Bookrunner or any Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X
MISCELLANEOUS

10.01       Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless signed by all the Banks and the Company and acknowledged by the Administrative Agent, do any of the following:

(a)           except as specifically provided herein, increase or extend the Term Commitment or the Revolving Commitment of any Bank (or reinstate any Term Commitment terminated or reduced pursuant to Section 2.06(a) or Section 8.02(a) or any Revolving Commitment terminated or reduced pursuant to Section 2.06(b) or (c) or Section 8.02(a));

(b)           postpone or delay any date fixed by this Agreement or any Note for any payment of principal, interest, fees or other amounts hereunder or under any other Loan Document or any scheduled reduction of the Revolving Commitments;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce the amount or change the method of calculation of any fees or other amounts payable hereunder or under any other Loan Document;

(d)           amend, modify or waive any condition set forth in Section 4.01;

(e)           amend or modify the definition of “Majority Banks” or any other provision of this Agreement specifying the percentage of Commitments or the percentage or number of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or take any action hereunder;

(f)            amend, modify or waive any provision of this Section 10.01(a); and

(g)           amend, modify or waive any provision of Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby;

provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and that no amendment, waiver or consent shall, unless in writing and signed by the Joint Bookrunners, affect the rights or duties of the Joint Bookrunners under this Agreement or any other Loan Document.

10.02       Notices.

(a)           Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder shall be in English and in writing (including facsimile transmission and, subject to paragraph (c) below, electronic mail) and shall be mailed by an internationally recognized overnight courier service, transmitted by facsimile or electronic mail or delivered by hand to such party: (i) in the case of the Company or the Administrative Agent, at its address, facsimile number or electronic mail address set forth on Schedule 10.02 hereof or at such other address, facsimile number or electronic mail address as such party may designate by notice to the other parties hereto and (ii) in the case of any Bank, at its address, facsimile number or electronic mail address set forth in the Administrative Questionnaire or at such other address, facsimile number or electronic mail address as such Bank may designate by notice to the Company and the Administrative Agent.

(b)           Unless otherwise expressly provided for herein, each such notice, request, demand or other communication shall be effective upon the earlier to occur of (i) actual receipt and (ii) (A) if sent by overnight courier service or delivered by hand, when signed for by or on behalf of the party to whom such notice is directed, (B) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy is received by telephone, return facsimile or electronic mail, or (C) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above; provided, however, that notices to the Administrative Agent under Article II, III or X shall not be effective until received. Delivery by any Bank by facsimile transmission of an executed counterpart of any amendment or waiver or any provision of this Agreement or the Notes or any other Loan Document to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(c)           Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Transaction Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Any agreement of the Administrative Agent and the Banks herein to receive certain notices by telephone, facsimile transmission or electronic mail is solely for the convenience and at the request of the Company. The Administrative Agent and the Banks shall be entitled to rely on the authority of any Person that according to the books and records of the Administrative Agent is a Person authorized by the Company to give such notice and the Administrative Agent and the Banks shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent or the Banks in reliance upon such telephonic, facsimile or electronic mail notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Banks to receive written confirmation of any telephonic, facsimile or electronic mail notice or the receipt by the Administrative Agent and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent and the Banks to be contained in the telephonic, facsimile or electronic mail notice.

10.03       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

10.04       Costs and Expenses.  The Company agrees:

(a)           to pay or reimburse the Administrative Agent (i) upon demand for all reasonable and documented costs and expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of the Loan Documents (whether or not consummated) and (ii) within five Business Days after demand for all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any amendment, supplement, waiver or modification requested by the Company (in each case, whether or not consummated) to this Agreement or any other Loan Document, including reasonable Attorney Costs incurred by the Administrative Agent with respect thereto; and

(b)           to pay or reimburse the Administrative Agent and each Bank within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any insolvency or bankruptcy proceeding involving the Company).

10.05       Indemnification by the Company.  Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify and hold harmless the Administrative Agent, the Joint Bookrunner, each Arranger, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against (a) any and all direct, punitive and consequential damages, claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Bank) relating, directly or indirectly, to a claim, demand, action or cause of action that such Person asserts or may assert against the Company or any of its respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or the replacement of any Bank) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of the Administrative Agent and the Banks under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section 10.05 shall survive the termination of the Commitments and repayment of all Obligations.

10.06       Payments Set Aside.  To the extent that the Company makes a payment to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency, “concurso mercantil” or bankruptcy proceeding involving the Company or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

10.07       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.08       Assignments, Participations, Etc.

(a)           Any Bank may, with the written consent of the Company and the Administrative Agent, which consents shall not be unreasonably withheld and which consent of the Company shall not be required if a Default or Event of Default shall have occurred and be continuing (it being understood (x) that any resulting obligation to pay increased costs or reserves pursuant to Section 3.01, 3.04 or 3.06 as of the date of any assignment would justify the Company’s refusal to consent thereto and (y) that the consent of the Company will be deemed given unless the Company replies in writing to any request for consent within five Business Days after actual receipt of such request), and, if demanded by the Company pursuant to Section 3.09 shall, at any time assign to one or more banks or other financial institutions (i) registered with the Ministry of Finance for purposes of Articles 179, 195, and 197 of the Mexican Income Tax Law or any successor or replacement provisions thereto or thereof and (ii) resident (or having its principal office as a resident, if lending through a branch or agency) for tax purposes in a jurisdiction (or a branch or agency of a financial institution that is a resident of a jurisdiction) that is party to an income tax treaty to avoid double taxation with Mexico on the date of such assignment (provided, however, that no written consent of the Company or the Administrative Agent shall be required in connection with any assignment by a Bank to an Affiliate of the assigning Bank so long as the Company shall not be required to pay any further amounts pursuant to Section 3.01, 3.04 or 3.06 than would have been required to be paid but for such assignment) (each an “Assignee”) all or any part of its Term Loan and its Revolving Commitment and Revolving Loan and the other rights and obligations of such Bank hereunder, in a minimum amount of US$1,000,000 (it being understood that no Bank may assign all or any part of its Term Loan without concurrently therewith assigning all or a proportionate part of its Revolving Commitment and Revolving Loan and vice versa); provided, however, that (A) if a Default or Event of Default shall have occurred and be continuing, any Bank may assign each of its Loans to any third party, and (B) a Bank may assign a Loan to any third party provided that, if the assignee shall not satisfy the characteristics set forth above in this Section 10.08(a), the Company shall only be obligated to pay additional amounts to the assignee under Section 3.04 hereof, to the extent it would have paid such additional amounts to the assignor, the Company and the Administrative Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee and the Assignment will not be effective until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by the assigning Bank and the Assignee; (ii) the assigning Bank and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit E (“Assignment and Acceptance”), together with any Note subject to such assignment; (iii) the assigning Bank or the Assignee has paid to the Administrative Agent a processing fee in the amount of US$3,500 and (iv) except if an Event of Default has occurred and is continuing, the Assignee has delivered to the Company a copy of the tax residence certificate evidencing residency as set forth above.

(b)           From and after the date that the Administrative Agent notifies the assigning Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assigning Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Payment Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Within ten Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment in accordance with Section 10.08(a)), the Company shall execute and deliver to the Administrative Agent a new Term Note and a new Revolving Note in the amount of such Assignee’s assigned Term Loan and Revolving Commitment, respectively and, if the assigning Bank has retained a portion of its Term Loan and Revolving Commitment, replacement Notes for the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by the assigning Bank). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loans and Commitments arising therefrom.

(e)           Any Bank (the “originating Bank”) may at any time sell to one or more commercial banks or other Persons (a “Participant”) participating interests in all or any part of its Loans; provided, however, that (i) the originating Bank’s obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank’s rights and obligations under this Agreement and the other Loan Documents and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Bank selling such participation shall be entitled to agree to pay over to the Participant any amounts paid to such Bank pursuant to Sections 3.01 and 3.04, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to paragraph (f) of this Section 10.08, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section 10.08. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Bank, provided such Participant agrees to be subject to Section 2.13 as though it were a Bank.

(f)            A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04, 3.05 or 3.06 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.

(g)           Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(h)           If the consent of the Company to an assignment or to an Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.08(a)), the Company shall be deemed to have given its consent five Business Days after the date notice thereof has been actually received by the Company unless such consent is expressly refused by the Company prior to such fifth Business Day.

10.09       Confidentiality.  Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory or self-regulatory authority including any securities exchange; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Company; (g) with the consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Bank on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Banks in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section, “Information” means all information received from the Company relating to the Company and/or its business, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information shall be deemed to be confidential unless it is clearly identified in writing at the time of delivery as not confidential or it is apparent on its face that such information is not confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.10       Set-off.  In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final in any currency, matured or unmatured) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.11       Notification of Addresses, Lending Offices, Etc.  Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to such Bank should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

10.12       Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13       Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

10.15       Consent to Jurisdiction; Waiver of Jury Trial.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby, to the jurisdiction of (i) any New York State or federal court sitting in New York City and any appellate court thereof, and (ii), solely with respect to any action or proceeding brought against it as a defendant, the competent courts of its own corporate domicile. For purposes of clause (ii) above, the Company declares that its corporate domicile is Garza Garcia, Nuevo Leon.

(b)           Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of its place of residence or domicile.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF

DEALING, STATEMENT OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE BANKS OR THE COMPANY RELATING THERETO.

(d)           The Company hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of the Company service of the summons and complaint and any other process which may be served in any action or proceeding brought in any New York state or federal court sitting in New York City. Such service may be made by mailing or delivering a copy of such process to the Company, in care of the process agent at the address specified above for such Process Agent, and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Such appointment shall be contained in a notarial instrument which complies with the 1940 Protocol on Uniformity of Powers of Attorney to be utilized abroad as ratified by the United States and Mexico.

(e)           Final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.16       Waiver of Immunity.  The Company acknowledges that the execution and performance of this Agreement and each other Loan Document is a commercial activity and to the extent that the Company has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, whether or not held for its own account, the Company hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

10.17       Payment in Dollars; Judgment Currency.

(a)           All payments by the Company to the Administrative Agent hereunder shall be made in Dollars and in immediately available funds and in such funds as are customary at the time for the settlement of international transactions.

(b)           If for the purposes of obtaining judgment against the Company with respect to its obligations under this Agreement or the Notes in any court it is necessary to convert a sum due under this Agreement in Dollars into another currency (the “Other Currency”), the Company agrees, to the fullest extent permitted by applicable law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with the Other Currency on the business day preceding that on which final judgment is given.

(c)           The obligation of the Company in respect of any sum due under this Agreement or any Note shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Other Currency the

Administrative Agent may in accordance with normal banking procedures purchase Dollars with the Other Currency; if the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Company hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and the Banks against such loss.

ARTICLE XI
THE JOINT BOOKRUNNERS

11.01       The Joint Bookrunners.  The Company hereby confirms the designation of Barclays Capital, the Investment Banking Division of Barclays Bank PLC, and Rabobank, as arrangers and Joint Bookrunners for this Facility.  The Joint Bookrunners assume no responsibility or obligation hereunder for servicing, enforcement or collection of the Obligations, or any duties as agent for the Banks.  The title “Joint Bookrunner” or “Book-runner” implies no fiduciary responsibility on the part of the Joint Bookrunners to the Administrative Agent, or the Banks and the use of either such title does not impose on the Joint Bookrunners any duties or obligations under this Agreement except as may be expressly set forth herein.

11.02       Liability of Joint Bookrunners.  Neither the Joint Bookrunners nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by them or any such Person under or in connection with this Agreement or any other Loan Document (except for such Joint Bookrunner’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Bank for any recital, statement, representation or warranty made by the Company or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers under or in connection with, this Agreement or any other Loan Document or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company or any other party to any other Loan Document to perform its obligations hereunder or thereunder.  Except as otherwise expressly stated herein, the Joint Bookrunners shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company.

11.03       Joint Bookrunners in their respective Individual Capacities.  Each of Barclays Capital, and its Affiliates, and Rabobank and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates as though they were not the Joint Bookrunners hereunder.

11.04       Credit Decision.  Each Bank expressly acknowledges that neither the Joint Bookrunners nor any of their respective Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Joint Bookrunners hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Joint Bookrunners to any Bank.  Each Bank acknowledges to the Joint Bookrunners that it has, independently and without reliance upon the Joint Bookrunners, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and their Affiliates and made its own decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Joint Bookrunners, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  The Joint Bookrunners shall not have any duty or responsibility to provide any Bank with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Joint Bookrunners or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRUMA, S.A. de C.V.

By:	/s/
Name: Raul Alonso Pelaez Cano
Title: C.F.O

By:	/s/
Name: Raul Cavazos Moralez
Title: SVP of Finance

Address for Notices

GRUMA, S.A. de C.V.
Calzada del Valle Ote 407,
San Pedro Garza Garcia
Nuevo Leon, 662260
Mexico
Attention: Eduardo Villegas
Telephone: 52 81 8399 3339
Facsimile: 52 81 8399 3358

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER

By:
Title:

2

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

BARCALYS BANK PLC, as Bank

By:
Title:

3

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., AS JOINT BOOKRUNNER AND BANK

By:
Title:

By:
Title:

4

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

ABN AMRO BANK N.V., as Bank

By:
Title:

By:
Title:

5

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

BANCO BILBAO VIZCAYA ARGENTARIA S.A., as Bank

By:
Title:

By:
Title:

6

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

BNP PARIBAS PANAMA BRANCH, as Bank

By:
Title:

By:
Title:

7

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Bank

By:
Title:

8

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

THE BANK OF TOKYO-MITSUBISHI, LTD, as Bank

By:
Title:

9

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

THE BANK OF NOVA SCOTIA, as Bank

By:
Title:

10

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

CALYON NEW YORK BRANCH, as Bank

By:
Title:

By:
Title:

11

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

Citibank, N.A. NASSAU, BAHAMAS BRANCH, as Bank

By:
Title:

12

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

COBANK, ACB, as Bank

By:
Title:

13

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

COMERICA BANK, as Bank

By:
Title:

By:
Title:

14

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

HSBC MEXICO, S.A. INSTITUTCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC, as Bank

By:
Title:

15

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

STANDARD CHARTERED BANK, as Bank

By:
Title:

By:
Title:

16

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

ING BANK N.V. acting through its Curacao Branch, as Bank

By:
Title:

By:
Title:

17

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

MIZUHO CORPORATE BANK, LTD, as Bank

By:
Title:

18

THIS PAGE IS A SIGNATURE PAGE FOR THE LOAN AGREEMENT, DATED AS OF SEPTEMBER 30, 2004, AMONG GRUMA, S.A. DE C.V., AS BORROWER, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC., AS ADMINISTRATIVE AGENT AND JOINT BOOKRUNNER, THE SEVERAL BANKS PARTY HERETO, AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., AS JOINT BOOKRUNNER.

SAN PAOLO IMI S.PA., as Bank

By:
Title:

By:
Title:

19

Schedule 1.01
Commitments; Pro Rata Shares

Banks	Total Commitments	Revolving Commitment	Term Commitment	Term Pro Rata Share	Revolving Pro Rata Share

BARCLAYS BANK PLC	$22,000,000	$8,800,000	$13,200,000	8.80%	8.80%

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,	$22,000,000	$8,800,000	$13,200,000	8.80%	8.80%

ABN AMRO BANK	$20,000,000	$8,000,000	$12,000,000	8.00%	8.00%

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.	$20,000,000	$8,000,000	$12,000,000	8.00%	8.00%

BNP PARIBAS PANAMA BRANCH	$20,000,000	$8,000,000	$12,000,000	8.00%	8.00%

WACHOVIA BANK, NATIONAL ASSOCIATION	$20,000,000	$8,000,000	$12,000,000	8.00%	8.00%

BANK OF TOKYO-MITSUBISHI, LTD.	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%

BANK OF NOVA SCOTIA	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%

CALYON, NEW YORK BRANCH	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%

CITIBANK N.A., NASSAU BAHAMAS BRANCH	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%

COBANK, ACB	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%

COAMERICA BANK	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%

HSBC MEXICO, S.A. INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO HSBC	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%

STANDARD CHARTERED BANK	$13,000,000	$5,200,000	$7,800,000	5.20%	5.20%
ING BANK NV	$8,000,000	$3,200,000	$4,800,000	3.20%	3.20%
MIZUHO CORPORATE BANK, LTD.	$8,000,000	$3,200,000	$4,800,000	3.20%	3.20%

SAN PAOLO IMI, S.P.A.	$6,000,000	$2,400,000	$3,600,000	2.40%	2.40%

Total	$250,000,000	$100,000,000	$150,000,000	100%	100%

EXHIBIT F

FORM OF OPINION OF
GENERAL COUNSEL TO THE COMPANY

October 5, 2004

Barclays Capital
(on behalf of itself, in its capacity
as Administrative Agent and for and on
behalf of the Joint Bookrunners and the Banks party to the
Loan Agreement referred to below)

Ladies and Gentlemen:

I have acted as in-house Counsel to Gruma, S.A. de C.V. (the “Company”) in connection with the Loan Agreement dated as of September 30, 2004 (the “Loan Agreement”) among the Company, Barclays Bank PLC (acting through its Investment Banking division), as Administrative Agent and Joint Bookrunner, and Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., as Joint Bookrunner and the various financial institutions as are, or may from time to time become, parties thereto (the “Banks”).

This opinion is furnished to you pursuant to Section 4.01(f)(i) of the Loan Agreement. Except as otherwise specified herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Loan Agreement.

I express no opinion as to any laws other than the laws of the United Mexican States (“Mexico”) and I have assumed that there is nothing in any other law that affects my opinion which is delivered based on the legal provisions as of the date hereof (and as of the date of execution by the Company of the Loan Documents).  In particular, I have made no independent investigation of the laws of the United States of America or any jurisdiction thereof as a basis for the opinions stated herein and do not express or imply any opinion on, or based upon the criteria or standards provided for in, such laws.

In rendering the opinions expressed below, I have examined originals, or copies, certified to my satisfaction, of the (i) Loan Agreement, (ii) the Notes, (iii) the by-laws (estatutos sociales) of the Company and all amendments thereto to date, and (iv) corporate records, agreements and other instruments, certificates of public officials, corporate resolutions, certificates and other documents, as I have deemed necessary as a basis for the opinions hereinafter expressed.  As to various questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certifications by officers of the Company and other appropriate persons.

In my examination of the documents referred to above, I have assumed the authenticity of all such documents submitted to me as originals, the genuineness of signatures on originals (except for the signature of any officer of the Company), the due authority of the parties executing such documents (other than the Company), the genuineness of all signatures, stamps and seals (other than the Company) and the conformity of all copies submitted to me to their originals or certified copies thereof.

I also have assumed that, except for the Company, the Loan Agreement has been duly authorized, executed and delivered by each of the parties thereto and constitute legal, valid, binding and enforceable obligations to such parties, in accordance with their respective terms under the laws of the State of New York.

Based upon the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

(i)            The Company is a corporation duly organized as a limited liability stock company (“Sociedad Anonima de Capital Variable”) and validly existing under the laws of Mexico, with full power and authority under the laws of Mexico, to execute, deliver and perform its obligations under the Loan Agreement and the Notes, and is properly qualified and entitled to carry on its business.

(ii)           The Loan Agreement and the Notes have been duly executed and delivered by the Company and the obligations expressed to be assumed by the Company thereunder constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms and the Notes may be enforced through summary proceedings as a “título de crédito” pursuant to the Mexican Law of Credit Instruments and Operations (“Ley General de Títulos y Operaciones de Crédito”).

(iii)          All necessary actions, under the laws of Mexico, have been duly taken by or on behalf of the Company for the authorization, execution, delivery and performance by the Company of the Loan Agreement and the Notes.  No authorizations, filings, registrations, consents or approvals are required from any Governmental Authority in Mexico in connection with the execution, delivery or performance of the Loan Agreement and the Notes.

(iv)          As of the date hereof (and as of the date of execution by the Company of the Loan Documents), there is no tax, deduction, withholding, or impost imposed by Mexico or any political subdivision thereof either (i) on or by virtue of the execution or delivery of the Loan Agreement or the Notes, or (ii) on any payment to be made by the Company to the Banks pursuant to the Loan Agreement or the Notes, except for withholding taxes on interest payments made to the Banks as provided in the Mexican Income Tax Law (“Ley del Impuesto Sobre la Renta”) and the conventions for the avoidance of double taxation with respect to taxes on income executed by and in effect in Mexico.

(v)           The execution and delivery of the Loan Agreement and the Notes by the Company and the performance of the Company’s obligation thereunder, and the consummation of the transactions contemplated in the Loan Agreement and the Notes, do not and will not conflict with or constitute a breach of, or result in a default or the creation of any lien, under (i) the constituent documents and by-laws of the Company; (ii) any agreement or instrument to which the Company is a party or by which it or any of its properties is bound; (iii) any judgment or order of any governmental body, agency or court in Mexico or in any other applicable jurisdictions applicable to the Company or any of its properties; or (iv) any decree, law, treaty, convention, rule or regulation applicable to the Company or any of its properties.

(vi)          Except as disclosed in Schedule 5.05 of the Loan Agreement, as of the date hereof there is neither pending nor threatened, any action, suit or proceeding against the Company or any of its Material Subsidiaries or the property of the Company or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which a decision against the Company or such Subsidiary could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of the Loan Agreement or the Notes.

(vii)         It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence of the Loan Agreement or the Notes, that any document be filed, recorded or enrolled with any Governmental Authority in Mexico or that any stamp, registration or similar tax be paid on or in respect thereof.

(viii)        The Company is not entitled to claim, for itself or any of its assets, immunity from suit, execution, attachment or other legal process.

(ix)           The submission by the Company, in the Loan Documents, to the jurisdiction of any New York State or federal court sitting in New York City, or to the jurisdiction of the courts of Mexico (as the case may be), is valid and binding on the Company and not subject to revocation.

(x)            In the event a judgment of any New York State court or federal court sitting in New York City (each, a “New York Court”) for the payment of money were rendered against the Company under any of the Loan Agreement or the Notes, it would be recognized and enforced by the courts of Mexico without further review on the merits, pursuant to Articles 569 and 571 of the Mexican Federal Code of Civil Procedures and Article 1347A of the Mexican Commerce Code, which provide, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

(a)           such judgment is final and obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Loan Agreement or the Notes;

(b)           such judgment is strictly for the payment of a certain sum of money and has been rendered in an “in personam action” as opposed to an “in rem action”;

(c)           service of process was made personally on the Company or on the appropriate process agent (a court of Mexico would consider service of process upon the duly appointed agent of the Company by means of a notarial instrument complying with Mexican law, to be personal service of process meeting procedural requirements of Mexico; service of process by mail is not considered personal service under Mexican law);

(d)           such judgment does not contravene public policy matters under Mexican law, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

(e)           the applicable procedures under the law of Mexico with respect to the enforcement of foreign judgments (including the issuance of letters rogatory by the competent authority of the jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), are complied with;

(f)            the courts of the jurisdiction rendering such judgment recognize the principles of reciprocity in connection with enforcement of Mexican judgments; and

(g)           no judgment or action on the same subject between the parties thereto in any Mexican court shall have been initiated or be pending.  The obligations of the Company, as applicable, under the Loan Agreement and the Notes in the case of a final judgment rendered in a New York Court would not be governed by Mexican law and enforcement of such judgment in Mexico would not contravene Mexican law or public policy, international treaties binding upon Mexico or generally accepted principles of international law, provided it complies with (a) through (g) of this paragraph (x).

(xi)           In any proceeding taken in Mexico for the enforcement of the provisions of the Loan Agreement or the Notes, the choice of the laws of the State of New York or, as the case may be, Mexican law as the governing law thereof, will be recognized and enforced.

(xii)          No party to the Loan Agreement (other than the Company) nor any party to whom any Note is issued to, will be deemed to be resident, domiciled or carrying on any commercial activity in Mexico, or subject to taxation in Mexico, by reason only of their execution, performance and/or enforcement of obligations thereunder.

(xiii)         It is not necessary under the laws of Mexico, in order to enable a party to the Loan Agreement or the Notes to enforce its rights thereunder, that it be resident, domiciled, licensed, authorized, qualified or otherwise entitled to carry on business in Mexico.

(xiv)        The obligations of the Company under the Loan Agreement and the Notes constitute direct and unconditional obligations of the Company, and rank and will rank at least pari passu in priority of payment with all other unsecured and unsubordinated obligations (contingent or otherwise) of the Company, except for those whose claims are preferred under “concurso mercantil”, insolvency, liquidation, reorganization moratorium or other laws of general application relating to or affecting the rights of creditors (including claims for taxes unpaid, wages, social security, housing fund and worker’s retirement quotas).

(xv)         The execution by the Company of the Loan Documents constitutes, and the exercise by the Company of its rights and the performance by the Company of its obligations thereunder constitute, private and commercial acts done and performed for private and commercial purposes.

(xvi)        The Company has not taken any corporate action nor have any other steps been taken or legal proceedings been started or to the best of my knowledge threatened against the Company for its winding-up, dissolution or reorganization or for the appointment of a receiver, trustee or similar officer of it or any or all of its assets or revenues.

(xvii)       The Company is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of the assets of the Company to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

This opinion is subject to the following qualifications:

a)             Covenants of the Company which purport to bind it on matters reserved by law to shareholders, or which require for their compliance to bind shareholders to vote or refrain from voting or require Company to vote or refrain from voting in any of its Material Subsidiaries, are not enforceable under Mexican Law through specific performance;

b)            Unilateral determinations by the Administrative Agent or any of the Banks are subject to the effect that the Company may be entitled to request documents supporting such determinations or to submit to the court evidence to the contrary;

c)             The right of set-off set forth in Section 10.10 of the Loan Agreement may only be exercised (i) with respect to amounts ascertained and payable, and (ii) provided there is an existing relationship between the relevant Bank and the Company;

d)            In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings, prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter by based upon the translated documents; and

e)             In the event that proceedings are brought before a Mexican court seeking performance in Mexico of the Company’s obligations under the Loan Agreement and the Notes, the Company, pursuant to the provisions of Article 8 of the

Mexican Monetary Law, may discharge its obligations by paying in lawful currency of Mexico any sums otherwise due and payable in a lawful currency other than Mexican currency, calculated at the rate of exchange published by Banco de Mexico on the date such payment is made; therefore, I express no opinion as to the validity or enforceability of Section 10.16 of the Loan Agreement with respect to the obligation of the Company to indemnify the Administrative Agent and the Banks for any loss suffered as a result of any payment made by the Company in currencies other than Dollars.

This opinion is addressed to you solely for your benefit in connection with the Loan Agreement and the Notes. This opinion may not be for any other purpose quoted, circulated, filed or referred to in any public document or relied upon by you for any other purpose or relied upon by or furnished to any other person, firm or corporation without my prior written consent.

Very truly yours,

By:
Name:
Title:

Schedule 5.05
Pending Litigation

I.              Antitrust Lawsuits

Eighteen manufacturers of tortillas and other processed food products have brought three related antitrust lawsuits against Gruma Corp., Azteca Milling, and other unrelated companies.  The plaintiffs allege that the defendants, including Gruma Corp. and Azteca Milling, conspired with retailers to restrain trade in the retail sale of tortillas in Texas, California, Arizona and Michigan, used market power to exclude plaintiffs from the retail tortilla market, and otherwise competed unfairly.  The plaintiffs seek damages, including treble damages, “greatly in excess of $1 million per Plaintiff,” as well as injunctive relief. Gruma Corp. and Azteca Milling deny these allegations and are vigorously defending these lawsuits.  All three lawsuits have been taken off the docket, pending discussions between the parties as to arbitration of the disputes.  In December 2003 the trial court, after four weeks of trial, dismissed the suit as being without merit.  Plaintiffs have filed an appeal.

On May 26, 2004, an individual filed an antitrust lawsuit against Gruma Corporation and five named retailers, asking that a consumer, indirect-purchaser class action be certified and alleging that Gruma and the retailers have violated the California antitrust and unfair competition statutes by entering into contracts and conspiracies restraining competition in the sale of tortillas in Southern California.  The plaintiff seeks equitable relief and an unspecified amount of total damages.  The suit, Diaz v. Gruma Corporation et al., case no. BC 316086, was filed in California Superior Court in the County of Los Angeles.  The case is in the early stages and no discovery has yet been pursued.  We intend to continue vigorously defending this lawsuit.

II.            Mexican Tax Claim

The Mexican tax authorities have disallowed the asset tax reported in our 1995 and 1996 tax returns.  The authorities claim we owe Ps 547.1 million, including related surcharges and penalties.  We have brought a proceeding for annulment of such disallowance notice and are vigorously defending the claim.

III.           Water Discharge Assessments

Certain subsidiaries of GIMSA have been notified by the Comisión Nacional del Agua (“Water National Commission” or “CNA”) of assessments due to CNA from different years amounting to Ps 24.9 million plus related penalties and surcharges of Ps 172.2 million. These assessments mainly derive from CNA charges of sewage water being discharged underground through the sprinkler systems on the grounds of those subsidiaries. The subsidiaries have asserted the legal defense allowed by law in order to annul these assessments. The Company has received a favorable judicial resolution for one of these assessments amounting to Ps 6.5 million plus its related penalties and surcharges of Ps 32.7 million.  According to the Company’s lawyers, a reasonable basis exists in order to obtain a favorable resolution of the rest of the claimed assessments, because, among other things, the water was previously treated, it was not discharged on public property of the Nation and does not contaminate aquiferous layers or the underground soil.

IV.           Venezuelan Tax Claim

The Venezuelan tax authorities have made certain assessments to Molinos Nacionales, C.A., one of our Venezuelan subsidiaries, relating to income tax returns for 1998 and 1999 in the amount of Ps 92.6 million plus tax credits presumably omitted in the amount of for Ps 0.5 million.  The resolution of these claims will be assumed by the previous shareholder from whom we brought this subsidiary pursuant to the terms of the purchase agreement.

Schedule 5.12(a)
List of Material Subsidiaries

Azteca Milling L.P.

Gruma Corporation

Grupo Industrial Maseca, S.A. de C.V.

Molinos Nacionales, C.A.

Schedule 5.12(b)
List of Material Subsidiary Agreements containing Dividends Restrictions

COMPANY	AGREEMENT	TOTAL AMOUNT OF THE FACILITIES
Gruma Corporation	Leases with Philip Morris Capital Corporation	US$	53,122,000.00

Gruma Corporation	IDB’s	US$	10,535,000.00

Gruma Corporation	Rabobank Syndication Facility	US$	70,000,000.00

Gruma Corporation	Private placement with John Hancock	US$	18,712,000.00

Gruma Corporation	Lease with GE Capital	US$	22,145,000.00

Schedule 7.01
Existing Liens

COMPANY	AGREEMENT	LIEN
Gruma Corporation	Capital Lease with Philip Morris Capital Corporation	Rancho Cucamonga Building, Land, Equipments

Ovis Boske Speciaalbrood, B.V.	Lease Agreement with Amstel	Equipment

Ovis Boske Speciaalbrood, B.V.	Credit Agreements with ABN Amro Bank, N.V.	Real estate, stock and accounts receivable

EXHIBIT A

FORM OF NOTICE OF BORROWING

[                   ], 2004

Barclays Capital
as Administrative Agent for the Banks

party to the Loan Agreement
referred to below

200 Park Avenue

New York, New York 10166

Attention:              Vidal Ramirez
Facsimile:               212-412-1615

Re:          Loan Agreement, dated as of [            ], 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among GRUMA, S.A. de C.V., as borrower (the “Company”), the Banks party thereto, Barclays Capital, the Investment Banking division of Barclays Bank PLC, as Administrative Agent and Joint Bookrunner, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Joint Bookrunner.

Ladies and Gentlemen:

The undersigned, GRUMA, S.A. de C.V., refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.03 of the Loan Agreement, of the Borrowing specified herein:

(1) The Business Day of the proposed Borrowing is [    ].

(2) The aggregate amount of the proposed Borrowing of Term Loans is US$[                                       ].

and/or

(2) The aggregate amount of the proposed Borrowing of Revolving Loans is US$[                                       ].

(3) The proposed Borrowing shall be made as [LIBOR Loans having an Interest Period of                           month[s]] [Base Rate Loans].

A-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) The representations and warranties of the undersigned contained in Article V of the Loan Agreement are true and correct in all material respects; and

(b) No Default or Event of Default has occurred and is continuing, or would result from the proposed Borrowing.

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be	Person to be Paid

Transferred Name	ABA No.	Account No. Account Name, Address, etc.

$

Attention:
$

Attention:

The Company has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties to be made, by its duly Responsible Officer this              day of                                   .

GRUMA, S.A. DE C.V.

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF NOTICE OF CONTINUATION/CONVERSION

[          ], 2004

Barclays Capital
as Administrative Agent for the Banks

party to the Loan Agreement
referred to below

200 Park Avenue
New York, New York  10166

Attention:              Vidal Ramirez
Facsimile:               (212) 412-1615

Re:          Loan Agreement, dated as of [          ], 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among GRUMA, S.A. de C.V., as borrower (the “Company”), the Banks party thereto, Barclays Capital, the Investment Banking division of Barclays Bank PLC, as Administrative Agent and Joint Bookrunner, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Joint Bookrunner.

Ladies and Gentlemen:

This Notice of Continuation/Conversion is delivered to you pursuant to Section [     ] of the Loan Agreement. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Loan Agreement.

The Company hereby requests that on                                        , 200   ,

(1)           US$                                        of the presently outstanding principal amount of the Loans originally made on                                                     , 200   ,

(2)           and all presently being maintained as [Base Rate Loans] [LIBOR Loans],

(3)           be [converted into] [continued as],

(4)           [LIBOR Loans having an Interest Period of                   months]
[Base Rate Loans].

B-1

The Company hereby:

(a) certifies and warrants that no Default or Event of Default has occurred and is continuing; and

(b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Company, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

The Company has caused this Notice of Continuation/Conversion to be executed and delivered, and the certification and warranties contained herein to be made, by its Responsible Officer this                 day of                          , 200   .

GRUMA, S.A. DE C.V.

By:
Name:
Title:

B-2

EXHIBIT D

COMPLIANCE CERTIFICATE

GRUMA, S.A. DE C.V.

This Compliance Certificate is delivered pursuant to [Section 6.14][Section 6.01(c)] of the Loan Agreement, dated as of [          ] (as amended or modified, the “Loan Agreement”), among GRUMA, S.A. de C.V. (the “Company”), Barclays Capital, the Investment Banking division of Barclays Bank PLC, as Administrative Agent and Joint Bookrunner, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as the Joint Bookrunner and the various financial institutions as are, or may from time to time become, parties thereto (the “Banks”). Unless otherwise defined herein or the context otherwise requires, terms used herein or in any of the attachments hereto have the meanings provided in the Loan Agreement.

The Company hereby certifies, represents and warrants that for the period (the “Computation Period”) commencing on                                         ,          , and ending on                                     (such latter date being the “Computation Date”) no Default or Event of Default had occurred and was continuing. The Company hereby further certifies, represents and warrants that as of the Computation Date:

(a) The Interest Coverage Ratio was                          to                               , as computed on Attachment 1 hereto. The minimum Interest Coverage Ratio permitted pursuant to Section7.09 of the Loan Agreement on the Computation Date was 2.50 to 1.00.

(b) The Maximum Leverage Ratio was                          to                              , as computed on Attachment 2 hereto. The Maximum Leverage Ratio permitted pursuant to Section 7.10 of the Loan Agreement on the Computation Date was  3.50 to 1.00.

IN WITNESS WHEREOF, the Company has caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its Responsible Officer on                                        ,      .

GRUMA, S.A. de C.V.

By:
Name:
Title:

D-1

Attachment 1

(to          /          /          Compliance Certificate)

INTEREST COVERAGE RATIO

on

(the “Computation Date”)

Interest Coverage Ratio:

l. Consolidated EBITDA for the Measurement Period ending on the Computation Date

(a) consolidated operating income (determined in accordance with Mexican GAAP)	US$

(b) the amount of depreciation and amortization expense for such period deducted in determining such consolidated operating income	US$

2. The sum of Item 1(a) and Item 1(b)	US$

3. Consolidated Interest Charges

(a)  all interest, premium payments, fees, charges and related expenses of the Company and its Consolidated Subsidiaries for the Measurement Period ending on the Computation Date in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with Mexican GAAP.

US$

(b)  the portion of rent expense of the Company and its Consolidated Subsidiaries with respect to such period under capital or financial leases that is treated as interest in accordance with Mexican GAAP

US$

4. The sum of Item 3(a) and Item 3(b)	US$

5. The ratio of Item 2 to Item 4		to

1

Attachment 2

(to        /        /       Compliance Certificate)

MAXIMUM LEVERAGE RATIO

on

(the “Computation Date”)

Maximum Leverage Ratio:

1. Total Funded Debt of the Company on the Computation Date	US$

2. Consolidated EBITDA for the Measurement Period ending on the Computation Date

(a) consolidated operating income	US$

(b) the amount of depreciation and amortization expense for such period deducted in determining such consolidated operating income	US$

3. The sum of Item 2(a) and Item 2(b)	US$

4. Ratio of Item 1 to Item 3		to

2

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan Agreement, dated as of [          ], 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among GRUMA, S.A. de C.V. (the “Company”), the Banks party thereto, Barclays Capital, the Investment Banking division of Barclays Bank PLC, as Administrative Agent (the “Administrative Agent”) and Joint Bookrunner, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Joint Bookrunner (together with Barclays Capital the “Joint Bookrunners”). Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

                                                   (the “Assignor”) and                                                    (the “Assignee”) hereby agree as follows:

1.                             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), a       % interest (the “Assigned Interest”) in and to the Loan(s) made by the Assignor outstanding on the Effective Date in the aggregate principal amount set forth in Annex 1 hereto, and the Assignor’s rights and obligations as a Bank under the respective Loan Agreement.

2.                             The Assignor

A.            makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of, and has not created any adverse claim upon, the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; and

B.            makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of the obligations under the Loan Agreement to which it is a party or any other Loan Document (as defined in the respective Loan Agreement) or any other instrument or document furnished pursuant hereto or thereto.

C.            attaches the Note(s) held by it and requests that the Administrative Agent exchange such Note(s) for [a Note] [Notes] of the Company payable to the Assignee and (if the Assignor has retained any interest in the Commitments and Loans) [a Note] [Notes] payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date (defined below)).

3.                             The Assignee

A.            represents and warrants that it is a commercial bank registered with the Ministry of Finance and [resident] [having its principal office as a resident] for tax purposes in a jurisdiction] [branch or agency of a financial institution that is a resident of a jurisdiction] that is a party to an income tax treaty to avoid double taxation with Mexico and is legally authorized to enter into this Assignment and Acceptance, and that it has delivered a copy of the tax residence certificate as required in Section 10.08 of the Loan Agreement;

B.            confirms that it has received a copy of the Loan Agreement, together with a copy of the financial statements delivered pursuant to Section 6.01 of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

C.            agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent, the Joint Bookrunners or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto;

D.            appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the respective Loan Agreement and the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and

E.             agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with their respective terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Bank.

4.                             The effective date of this Assignment and Acceptance shall be                                          , 200      (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent and the Company for acceptance by the Administrative Agent and the Company, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent). The [Assignor] [Assignee] agrees to pay the processing fee payable pursuant to Section 10.08(a) of the Loan Agreement.

5.                             Upon such acceptance, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.                             From and after the Effective Date,

A.            the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under the other Loan Documents and shall be bound by the provisions thereof; and

B.            the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

7.                             This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.

[name of Assignor]

By:
Name:
Title:

[name of Assignee]

By:
Name:
Title:

ACCEPTED THIS           day of                                , 200

GRUMA, S.A. de C.V.

By:
Name:
Title:

BARCLAYS CAPITAL, the Investment Banking division of Barclays Bank PLC, as Administrative Agent and Joint Bookrunner

By:
Name:
Title:

Annex 1

to

Assignment and Acceptance

1. Borrower: GRUMA, S.A. de C.V.

2. Date of Loan Agreement:  [          ], 2004

3. Assignor:

4. Assignee:

5. Date of Assignment and Acceptance:

6. Effective Date:

7. Amount Payable by the Assignee to the Assignor on the Effective Date:

8. Assignee’s Share:

(a)           Assigned Amount:

(b)           Assignee’s Pro Rata Share:

[9.            Fee:]

[10.          Interest Rate:]

[11.          Interest Period:]

12.           Payment Instructions:

Assignor:

Assignee:

13.           Assignee’s Notice

Instructions:

14.           Other Information:

I-1

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL
TO THE COMPANY

September 30, 2004

To the Administrative Agent and
the several financial institutions
party to the Loan Agreement referred to
below and set forth on Schedule I hereto

Ladies and Gentlemen:

We have acted as special New York counsel to GRUMA, S.A. de C.V., a sociedad anonima de capital variable (the “Company”), organized and existing under the laws of Mexico, in connection with the transactions contemplated in the Loan Agreement, dated as of September 30, 2004 (the “Loan Agreement”), among the Company, the financial institutions from time to time party thereto (the “Banks”), Barclays Capital, the Investment Banking division of Barclays Bank PLC, as Administrative Agent and Joint Bookrunner, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Joint Bookrunner.

This opinion is delivered to you pursuant to Section 4.01(f)(ii) of the Loan Agreement.  Capitalized terms used herein which are defined in the Loan Agreement shall have the respective meanings set forth in the Loan Agreement, unless otherwise defined herein.

In rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following documents:

(a)           the Loan Agreement;

(b)           the Notes (together with the Loan Agreement, the “Loan Documents”); and

(c)           such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

We have conducted such examinations of law as we have deemed necessary or appropriate as the basis for the opinions set forth below.  We have relied upon, and assumed the truth and accuracy of, factual matters set forth in certificates of the parties to the Loan Documents, documents and records supplied to us and the representations and warranties of the parties in the Loan Documents.  We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

In rendering the opinions set forth herein, we have also assumed that:

(i)            each party to the Loan Documents is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver, and perform its obligations under, the Loan Documents;

(ii)           the execution and delivery of the Loan Documents have been duly authorized by all necessary corporate action and proceedings on the part of each party thereto; and each of the Loan Documents has been duly executed and delivered by each party and constitutes the valid and binding obligations of such parties (other than the Company with respect to matters of the laws of the State of New York and the federal laws of the United States of America), enforceable against each party to the Loan Documents (other than the Company with respect to matters of the laws of the State of New York and the federal laws of the United States of America) in accordance with its terms;

(iii)          neither the execution, delivery or performance by the Company of the Loan Documents or compliance by it with the terms and provisions thereof, nor the use of the proceeds of the Loans as contemplated therein (a) except as addressed in paragraph 2 below, will contravene or violate any provision of any law, (b) conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon, any of the property or assets of the Company pursuant to the terms of any (x) indenture, mortgage, deed of trust, credit agreement or loan agreement to which the Company is a party or by which any of its properties or assets are bound or to which it may be subject or (y) other agreement, contract or instrument to which the Company is a party or by which any of its properties or assets are bound or to which it may be subject or (c) will violate any provision of the corporate charter (estatutos sociales) or other organizational documents of the Company; and

(iv)          except as to governmental or regulatory authorities or agencies of the United States of America or the State of New York, which are addressed in paragraph 2 below, no governmental approval by any Governmental Authority (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Company of the Loan Documents or (b) the legality, validity, binding effect or enforceability of the Loan Documents.

Our opinion is also subject to the qualification that we express no opinion as to the effect of  (i) whether any party to the Loan Documents will comply with the Loan Documents, (ii) compliance or non-compliance by any party to the Loan Documents with any law applicable to it, (iii) the legal or regulatory status or the nature of the business of any party to any Loan Document, or (iv) the failure of any party to be authorized to do business in any jurisdiction.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that as of the date hereof:

1.             Each of the Loan Documents constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the following:

(i)            (a) the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally; (b) general principles of equity (regardless of whether enforcement is sought in equity or at law), including the possible unavailability of specific performance, injunctive relief or any other equitable remedy; (c) concepts of materiality, reasonableness, good faith and fair dealing; and (d) the effects of the possible judicial application of foreign laws and foreign governments or judicial action affecting creditors’ rights;

(ii)           the enforceability of Section 10.05 of the Loan Agreement and any other similar provisions in the Loan Documents may be limited by (a) laws (including any federal or state securities law, rule or regulation) rendering unenforceable indemnification contrary to any such laws, rules or regulations and the public policy underlying such laws, rules or regulations, (b) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification or contribution of a party against, liability for its own negligence, misconduct or bad faith or the negligence, misconduct or bad faith of its agents and (c) laws requiring collection and enforcement costs (including fees and disbursements of counsel) to be reasonable;

(iii)          no opinion is expressed herein as to the enforceability of provisions in the Loan Agreement to the effect that terms may not be waived or modified except in writing;

(iv)          no opinion is expressed herein as to (a) the effect of the laws of any jurisdiction in which the Administrative Agent or any Bank is located (other than the federal laws of the United States of America and the laws of the State of New York) that limit the interest, fees or other charges the Administrative Agent or such Bank may impose, (b) Section 10.15(a) of the Loan Agreement or the similar provision of the Notes insofar as such Section or provision relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Loan Documents, (c) any provision of the Loan Agreement governing rights to set-off to be made other than in accordance with applicable law, or (d) Section 10.16 of the Loan Agreement;

(v)           we wish to point out that although we believe that the choice of law provisions in the Notes insofar as they provide that the Notes shall be governed by, and construed in accordance with, the law of the State of New York should be given effect in a New York court, we are unaware of any case in which a choice of law provision like that of the Notes has been interpreted or applied by a New York court and recognize that it is possible that a New York court may engage in its own choice of law analysis irrespective of the inclusion of such provision; and

(vi)          no opinion is expressed as to (i) the Spanish text of the Notes or (ii) whether the terms of the Agreement or of the Note will control in the event of a conflict between one or more provisions of such documents.

2.             No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental authority of the State of New York or federal governmental authority of the United States of America, is required to authorize, or is required in connection with (i) the execution and delivery of, and the performance of any of the obligations of the Company under, the Loan Documents or (ii) the validity, binding effect or enforceability against the Company of the Loan Documents.

In connection with the provisions of the Loan Documents which relate to forum selection (including any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), we note that under Section 510 of the New York Civil Practice Law and Rules (“NYCPLR”) a New York state court may have discretion to transfer the place of trial and under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one United States District Court to another, and we offer no opinion respecting whether a court would exercise such discretion.

We also note that the recognition and enforcement in the New York State or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against a party is subject to Article 53 of the NYCPLR, entitled “Recognition of Foreign Country Money Judgments.”

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States of America and we do not express any opinion herein with respect to any law, other than the laws of the State of New York and the federal laws of the United States of America.

This opinion is being furnished only to you in connection with the execution and delivery of the Loan Documents and is solely for your benefit and may not be relied upon by you for any other purpose or relied upon by any other person, firm or entity for any purpose or used, circulated, quoted or otherwise referred to for any purpose without our prior express written consent, except that each Assignee who becomes a party to the Loan Agreement in accordance with Section 10.08(a) thereof may rely on this opinion as if addressed to such Person on the date hereof.

This opinion is being given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Very truly yours,